OFFICE LEASE

KILROY REALTY

DEL MAR CORPORATE CENTRE III

KILROY REALTY, L.P.,

a Delaware limited partnership,

as Landlord,

and

TANDEM DIABETES CARE, INC.,

a Delaware corporation,

as Tenant.

TABLE OF CONTENTS

ii

INDEX
Page(s)

90% Threshold	Exhibit B
Accountant	18
Actual Costs	21
Additional Rent	9
After-Hours HVAC	21
Annual Limit	13
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Audit Period	18
Bank Prime Loan	53
Base Building Changes	Exhibit B
Base Rent	8
Base Rent Abatement	9
Base Rent Abatement Period	9
Base Year	9
Brokers	59
Building	6
Building Common Areas,	6
Building Hours	19
Casualty	31
CC&Rs	19
Common Areas	6
Construction Drawings	Exhibit B
Contract	Exhibit B
Contractor	Exhibit B
Control,	37
Coordination Fee	Exhibit B
Cost Pools	16
Damage Termination Date	32
Damage Termination Notice	32
Delay Notice	Exhibit B
Direct Expenses	9
Drawing Change Notice	Exhibit B
Emergency	22
Energy Disclosure Requirements	64
Engineers	Exhibit B
Environmental Laws	61
Environmental Permits	62
Estimate	17
Estimate Statement	17
Estimated Excess	17
Excess	16
Expense Year	10
Final Costs	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Offer Commencement Date	7
First Offer Exercise Notice	7
First Offer Notice	7
First Offer Space	6
First Offer Space Terms	7
Generator	49
Generator Area	49
Hazardous Material(s)	61
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Holdover Notice	40
Holidays	19
HVAC	19
HVAC Engineer	21
Identification Requirements	61
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Improvement Allowance Shortfall	Exhibit B
Improvement Changes	Exhibit B
Improvements	Exhibit B
Interest Rate	53
Landlord	1
Landlord Parties	27
Landlord SOV	Exhibit B
Landlord SOV Improvements	Exhibit B
Landlord's Consent Standard	Exhibit B
Landlord's Cure Period	Exhibit B
Landlord's Repair Estimate Notice	32
L‑C	45
L‑C Amount	45
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Month	8
Lease Term	8
Lease Year	8
LEED	10
Lines	23
Management Fee Cap	12
Net Worth	37
Notices	58
OFAC	66
Operating Expenses	10
Original Improvements	29
Original Tenant	6
Other Improvements	63
Parking Conversion Notice	55
Parking Passes	55
Patriot Act	66
Permit Outside Date	Exhibit B
Permits	Exhibit B
Permitted Holdover Term	40
Permitted Transferee	37
Permitted Transferee Assignee	37
Permitted Use	3
Phase I Allowance Deadline	Exhibit B
Phase I Improvement Allowance	Exhibit B
Phase II Allowance Deadline	Exhibit B
Phase II Final Space Plan	Exhibit B
Phase II Improvement Allowance	Exhibit B
Possession Date	5
Preliminary Budget	Exhibit B
Premises	5
Prohibited Persons	66
Project	6
Project Common Areas,	6
Proposition 13	15
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Reassessment,	15
Renovations	60
Rent	9
Reserved Passes	55
Rules and Regulations	19
Secured Areas	54
Sensor Areas	64
Statement	16
Subject Space	34
Substantial Completion of the Improvements	Exhibit B
Summary	1
Superior Holders	41
Superior Right Holder	6
Superior Rights	6
Tax Expenses	14
TCCs	5
Telecommunications Equipment	65
Tenant	1
Tenant Deliverables	Exhibit B
Tenant Energy Use Disclosure	64
Tenant Parties	27
Tenant SOV	Exhibit B
Tenant SOV Improvements	Exhibit B
Tenant's Accountant	18
Tenant's Agents	Exhibit B
Tenant's Share	16
Third Party Contractor	30
Transfer Notice	34
Transfer Premium	35
Transferee	34
Transfers	34
Unreserved Passes	55
Warranty Period	Exhibit B
Water Sensors	64
Work Letter	5

iii

DEL MAR CORPORATE CENTRE III

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	September 15, 2021.

2. Premises: (Article 1)

2.1 Building:	That certain six (6)-story, “Class-A” office building (the “Building”), located at 12400 High Bluff Drive, San Diego, California 92130, which Building contains 216,518 rentable square feet of space.

2.2 Premises:
181,949 rentable square feet of space located on the first (1st), second (2nd), third (3rd), fourth (4th), and fifth (5th) floors of the Building, as further depicted on Exhibit A to the Office Lease and as further described below. The Premises shall be tendered to Tenant by Landlord in two phases (each, a “Phase”), with the “Phase I” portion of the Premises consisting of 143,850 rentable square feet on the first (1st), second (2nd), third (3rd) and fourth (4th) floors of the Building, and the “Phase II” portion of the Premises consisting of 38,099 rentable square feet on the fifth (5th) floor of the Building.

2.3 Project:	The Building is part of the office project known as “Del Mar Corporate Centre,” as further set forth in Section 1.1.2 of this Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Approximately twelve (12) years and eight (8) months.

3.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) the date which is six (6) months following the Possession Date for the Phase I portion of the Premises (which date is anticipated to be September 1, 2022).

3.3 Lease Expiration Date:	The last day of the one hundred fifty-second (152nd) full calendar month following the Lease Commencement Date.

3.4 Option Terms:
Tenant has two (2) options (each an “Extension Option”) to extend the Lease Term for a period of five (5)-years (each an “Option Term”), as more particularly set forth in Section 2.2 and Exhibit G of this Lease.

4. Base Rent (Article 3):

Lease Year	Annualized Base Rent*	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot*
1	$10,875,060.00 ◊	$906,255.00	$6.30
2	$11,201,311.80	$933,442.65	$6.49
3-a	$11,537,351.16	$961,445.93	$6.68
3-b	$14,593,044.84 ◊◊	$1,216,087.07	$6.68
4	$15,030,836.16	$1,252,569.68	$6.88
5	$15,481,761.24	$1,290,146.77	$7.09
6	$15,946,214.04	$1,328,851.17	$7.30
7	$16,424,600.52	$1,368,716.71	$7.52
8	$16,917,338.52	$1,409,778.21	$7.75
9	$17,424,858.72	$1,452,071.56	$7.98
10	$17,947,604.52	$1,495,633.71	$8.22
11	$18,486,032.64	$1,540,502.72	$8.47
12	$19,040,613.60	$1,586,717.80	$8.72
13 (through Lease Expiration Date)	$19,611,831.96	$1,634,319.33	$8.98

* The Monthly Installment of Base Rent amount for the first Lease Year was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Phase I portion of the Premises. The initial Monthly Installment of Base Rent amount for the second Lease Year reflects an increase of three percent (3%). For the portion of the third Lease Year on and following the later to occur of (i) the date upon which Tenant first commences to conduct business in the Phase II portion of the Premises, and (ii) May 1, 2025 (the “Phase II RCD”) of the Phase II portion of the Premises (as denoted “3-b”; the portion of the third Lease Year occurring after the Phase II RCD), the same was calculated by multiplying the applicable Monthly Rental Rate per Rentable Square Foot amount (i.e., $6.68 per rentable square foot, assuming such date occurs in the third Lease Year) by the number of rentable square feet of space in the entire Premises; provided, however, in the event the Phase II RCD does not occur during the third Lease Year (i.e., it occurs during the fourth Lease Year), the above-referenced schedule shall be adjusted accordingly. The Annualized Base Rent amounts were calculated by multiplying the corresponding Monthly Installment of Base Rent amounts by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3%).

◊ Subject to the terms set forth in Section 3.2 below, the Base Rent attributable to Phase I portion of the Premises for the eight (8)-month period commencing on the first (1st) day of the second (2nd) full calendar month of the Lease Term and ending on the last day of the ninth (9th) full calendar month of the Lease Term shall be abated.

◊◊ Subject to the terms set forth in Section 3.2 below, the Base Rent attributable to Phase II portion of the Premises for the four (4)-month period commencing on the first (1st) day of the second (2nd) full calendar month following the Possession Date for such Phase II portion of the Premises and ending on the last day of the fifth (5th) full calendar month following the Possession Date for such Phase II portion of the Premises shall be abated.

5. Base Year (Article 4):	Calendar year 2022; provided, however, electricity is separately metered and directly paid by Tenant to the applicable utility provider or, at Landlord's option, to Landlord.

6. Tenant's Share (Article 4):
Phase I portion of the Premises: 66.4379%
(i.e., 142,850 RSF / 216,518 RSF).

Phase II portion of the Premises: 17.5962%
(i.e., 38,099 RSF / 216,518 RSF).

Entire Premises: 84.0341% (i.e., 181,949 RSF / 216,518 RSF).

7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use, laboratory, research and development use, and uses incidental thereto (the “Permitted Use”); consistent with first-class office standards in the market in which the Project is located.

8. Letter of Credit (Article 21):	$4,864,348.28, subject to reduction pursuant to the terms of Section 21.3.1 below.

9. Parking Passes (Article 28):
Initially, 706 unreserved parking spaces at the Project parking facilities, subject to Tenant's right to convert up to 141 of such unreserved parking passes to reserved parking passes as provided in and subject to the provisions of Article 28. Upon and following the Phase II RCD, a total of 878 parking spaces, subject to Tenant's right to convert a total of up to 175 of such unreserved parking passes to reserved parking passes as provided in and subject to the provisions of Article 28.

10. Address of Tenant (Section 29.18):	Tandem Diabetes Care, Inc. 10935 Vista Sorrento Parkway, Suite 200 San Diego, California 92130 Attention: Legal Department E-mail: Contracts@tandemdiabetes.com (Prior to and after Lease Commencement Date)

11. Address of Landlord (Section 29.18):	Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Legal Department

with copies to:

Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
100 First Street, Suite 250
San Francisco, California 94105
Attention: Mr. John Osmond

and

Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
12770 El Camino Real, Suite 250
San Diego, California 92130
Attention: Mr. Nelson Ackerly

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

and, for sustainability-related notices only:

Kilroy Realty Corporation
c/o Kilroy Realty Corporation
12770 El Camino Real, Suite 250
San Diego, California 92130
Attention: Clarisa Estevez

12. Brokers (Section 29.24): Representing Tenant: CBRE, Inc.	Representing Landlord: Cushman & Wakefield

13. Improvement Allowance (Exhibit B):
Phase I Improvement Allowance: $85.00 per rentable square foot of the Phase I portion of the Premises, for a total of $12,227,250.00.

Phase II Improvement Allowance: $85.00 per rentable square foot of the Phase II portion of the Premises, for a total of $3,238,415.00.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1     Premises, Building, Project and Common Areas

1.1.1The Premises; Delivery of Possession. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Landlord and Tenant each covenant as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “ Work Letter”), Landlord shall tender possession of the Premises to Tenant in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, Building or Project. Landlord shall be deemed to have tendered possession of the Phase I or Phase II portion of the Premises, as applicable, to Tenant upon the date that Landlord provides Tenant with a key or access card to the Phase I or Phase II portion of the Premises, respectively, with the Base Building, as that term is defined in Section 7.2 of this Lease, in vacant, broom-clean condition, with all building systems in good working order and the roof water-tight, and in compliance with all Applicable Laws (as such term is defined in Section 24.1 below) (to the extent necessary to obtain or maintain a certificate of occupancy, or its legal equivalent or to perform the Improvements (provided that Tenant shall be responsible for any compliance work in the Premises and any compliance work in the Building caused by the particular nature of the Improvements being constructed, as opposed to the fact that tenant improvements are being performed generally)), and such date shall be the corresponding ““Possession Date”. The taking of possession of the Phase I or Phase II portion of the Premises by Tenant shall conclusively establish that the Phase I or Phase II portion of the Premises, as applicable, was at such time in good and sanitary order, condition and repair, subject only to (i) a list of punch list items provided to Landlord in writing within six (6) months following the Lease Commencement Date for Phase I or the Phase II RCD, as applicable, (ii) latent defects as well as defects in the mechanical, electrical and plumbing systems brought to Landlord's attention in writing within twelve (12) months following Lease Commencement Date for such Phase I or Phase II portion of the Premises, as applicable, (iii) Landlord's obligations set forth in Article 7 of this Lease, (iv) Landlord's obligations set forth in Article 24 of this Lease with regard to compliance with Applicable Laws, and (v) Landlord's obligations set forth in Section 29.33 of this Lease with respect to “Hazardous Materials,” as that term is defined in such Section 29.33. Landlord shall use its commercially reasonable efforts to deliver vacant, legal possession of the Phase I portion of the Premises on or about March 1, 2022, but in no event prior to March 1, 2022, and the Phase II portion of the Premises on or about January 1, 2025. If for any reason, Landlord is delayed in tendering possession of either the Phase I or Phase II portion of the Premises to Tenant by any particular date, Landlord shall not be subject to any Losses (as defined in Section 10.1 below) for such failure, and the validity of this Lease shall not be impaired. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter.

1.1.2The Building and the Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is a part of an office project known as “Del Mar Corporate Centre.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto, so long as such additional real property or improvements (or the construction and addition thereof) do not unreasonably interfere with Tenant’s use of the Premises or materially increase the obligations or decrease the rights of Tenant under this Lease.

1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas” (as both of those terms are defined below). The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, but in all events materially consistent with the first class maintenance and operational standards of “Comparable Buildings” (as that term is defined in Section 2.1 of Exhibit G to this Lease), and the use thereof shall be subject to such reasonable and nondiscriminatory rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably or materially interfere with the rights granted to Tenant under this Lease and the Permitted Use. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access or materially increase Tenant’s obligations hereunder or otherwise unreasonably interfere with Tenant’s use of the Premises for the Permitted Use. Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, the Common Areas, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.2Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, the “rentable square feet” of the Phase I and Phase II portions of the Premises, the entire Premises and of the Building shall be deemed as set forth in Section 2.2 of the Summary.

1.3Right of First Offer. Landlord hereby grants to the Tenant originally named herein (the “Original Tenant”) and its “Permitted Transferee Assignee,” as that term is set forth in Section 14.7 of this Lease, a one-time right of first offer with respect to the remaining rentable square footage of the Building (i.e., all of the sixth (6th) floor of the Building, containing a stipulated total of 34,569 rentable square feet of space) (the “First Offer Space”). Such right of first offer shall be subordinate to all rights of the existing tenant of the First Offer Space (the “Superior Right Holder”), including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the “Superior Rights”), such rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder's lease is renewed or otherwise modified (and irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1Procedure for Offer. Subject to the terms of this Section 1.3 (i.e., subject to the rights of Superior Right Holders), Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof will become available for lease to third parties. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the base rent, and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant (the “First Offer Space Terms”).

1.3.2Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within such ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, in the event that Landlord is unable to consummate a lease of the First Offer Space to a third party on net material economic terms that are no more than five percent (5%) more favorable to such third party than the First Offer Space Terms offered to Tenant in the First Offer Notice then Landlord shall re-offer the First Offer Space to Tenant upon such economic terms offered to such third party, and Tenant shall have ten (10) business days to respond to such re-offer. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.

1.3.4Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3. The rentable square footage of any First Offer Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and shall terminate on the date set forth in the First Offer Notice.

1.3.5Termination of Right of First Offer. Tenant's rights under this Section 1.3 shall be personal to the Original Tenant and its Permitted Transferee and may only be exercised by the Original Tenant or its Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease). The right of first offer granted herein shall terminate as to particular First Offer Space upon Tenant's failure to timely exercise its right of first offer with respect to such particular First Offer Space. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in economic or material non-economic default under this Lease, or Tenant has previously been in economic or material non-economic default under this Lease (beyond the expiration of any applicable notice and cure period set forth in this Lease) more than twice in the immediately preceding twenty-four (24) months of the Lease Term.

ARTICLE 2

LEASE TERM; EXTENSION OPTIONS

2.1Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute (or provide factually corrective comments to) and return to Landlord within twenty (20) days of receipt thereof.

2.2Extension Options. Tenant's Extension Options shall be as provided in accordance with, the terms of Exhibit G attached hereto.

ARTICLE 3
BASE RENT

3.1In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Year. The Base Rent attributable to the Phase I portion of the Premises for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any payment of Rent is for a period which is shorter than one full calendar month (e.g., for the calendar month in which the Lease Commencement Date occurs, assuming it does not occur on the first day of such calendar month, and the calendar month in which the Possession Date of the Phase II portion of the Premises occurs), the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Base Rent Abatement. Provided that no monetary or material non-monetary event of default is then-occurring, then (i) during the eight (8) month period commencing on the first (1st) day of the second (2nd) full calendar month of the Lease Term and ending on the last day of the ninth (9th) full calendar month of the Lease Term (the “Phase I Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase I portion of the Premises during such Phase I Base Rent Abatement Period (the “Phase I Base Rent Abatement”), and (ii) during the eight (8) month period commencing on the first (1st) day of the second (2nd) full calendar month following the Possession Date of the Phase II portion of the Premises and ending on the last day of the ninth (9th) full calendar month following the Possession Date of the Phase II Portion of the Premises (the “Phase II Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase II portion of the Premises during such Phase II Base Rent Abatement Period (the “Phase II Base Rent Abatement”). The Phase I Base Rent Abatement and the Phase II Base Rent Abatement are, collectively, the “Base Rent Abatement”. Landlord and Tenant acknowledge that (x) the aggregate amount of the Phase I Base Rent Abatement equals $7,250,040.00 (i.e., $906,255.00 per month), and (y) subject to adjustment for the actual Phase II RCD, the aggregate amount of the Phase II Base Rent Abatement equals approximately $1,018,005.28 (i.e., $254,501.32 per month), and (z) the aggregate amount of the Base Rent Abatement totals $8,268,045.28. Tenant acknowledges and agrees that in no event shall the Base Rent Abatement, nor the timing of the Phase I Base Rent Abatement Period and/or the Phase II Base Rent Abatement Period, shall have any effect on the timing and calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Phase I Base Rent Abatement Period and Phase II Base Rent Abatement Period. If this Lease is terminated by Landlord pursuant to Section 19.2.1 below, then the dollar amount of the unapplied portion of the Base Rent Abatement existing as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant's Rent payment obligations shall immediately recommence for the Premises in full. The foregoing Base Rent Abatement right set forth in this Section 3.2 shall be personal to the Original Tenant and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.

ARTICLE 4

ADDITIONAL RENT

4.1In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant's Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year” (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant's Share of any “Estimated Excess,” as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1“Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2“Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3“Expense Year” shall mean each calendar year, including the Base Year, in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues, or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following, but subject to any express exclusions set forth in this Lease: (i) the cost of supplying all utilities (but excluding the cost of electricity services consumed in the Premises and the premises of other tenants of the Building and any other buildings in the Project (since Tenant is separately paying for the cost of electricity services pursuant to Section 6.1.2 of the Lease)), the cost of operating, repairing, replacing, maintaining, renovating and restoring the existing utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections required to be obtained after the applicable Lease Commencement Date and the cost of reasonably contesting any governmental enactments which may increase Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any governmentally mandated shuttle service serving the Project for the purpose of facilitating access to public transportation; (vi) a management fee, and other costs, including consulting fees, legal fees and accounting fees (subject to exclusion 4.2.4(q), below), of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space in the Project; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs mandated by Applicable Laws, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, (E) which are required in order for the Project, or any portion thereof, to maintain its certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design (“LEED”) existing as of the date of this Lease, or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices reasonably consistent with those used by owners of Comparable Buildings, consistently applied, or with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices reasonably consistent with those used by owners of Comparable Buildings, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including improvement allowances, permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xi), (xii), (xiii), and (xiv) above, and to the extent needed to repair or maintain existing improvements, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or other reserves;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants or other third party, and Landlord's general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k) all items and services (i) for which Tenant or any other tenant in the Project or other third party reimburses Landlord (other than as a reimbursement of Operating Expenses) (or which Landlord could had obtained reimbursement for it if had used commercially reasonable efforts to obtain such reimbursement), (ii) is covered by a warranty to the extent of reimbursement for such coverage (or which Landlord could had obtained reimbursement for it if had used commercially reasonable efforts to obtain such reimbursement), or (iii) which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease or expressly designated as being “exclusively” or “solely” borne by Landlord or otherwise at Landlord's “sole” cost and/or expense (i.e., without reimbursement or inclusion in Operating Expenses);

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(o) costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials which were in existence in the Building or on the Project prior to the Lease Commencement Date; and costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are brought into the Building or onto the Project after the date hereof by Landlord, any Landlord Parties or any other tenant of the Project (i.e., other than by Tenant);

(q) fees payable by Landlord for management of the Project in excess of three percent (3%) (the “Management Fee Cap”) of Landlord's gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, operating expenses and other reimbursements, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;

(r) any items included in Tax Expenses;

(s) costs arising from Landlord’s charitable or political contributions;

(t) interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner, unless such failure is caused by Tenant;

(u) the cost of electric power to any tenant premises in the Project (to the extent that Tenant is directly reimbursing Landlord for the cost of electricity pursuant to Section 6.1.2 of this Lease);

(v) the cost of providing janitorial services to any tenant premises in the project (to the extent Tenant is directly contracting for and paying janitorial services for the Premises pursuant to Section 6.1.5 of this Lease);

(w) reserves for anticipated future expenses;

(x) interest, fines or penalties for late payment or violations of Applicable Laws by Landlord, except to the extent incurring such expense is either (1) a reasonable business expense under the circumstances, or (2) caused by a corresponding late payment or violation of an Applicable Law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(y) rental payments and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except (i) equipment which is used in providing janitorial or similar services and which is not affixed to the Building, (ii) equipment rented to remedy or ameliorate an emergency condition, and (iii) as otherwise permitted pursuant to items (xii) and (xiii), above;

(z) advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals); and

(aa) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building or the Project.

(bb) costs of repairs or other work occasioned by fire, windstorm or other casualty (other than those amounts within the deductible limits of insurance policies actually carried by Landlord, which amounts shall be includable as Operating Expenses (subject to clause (t) below) so long as such deductibles are within the generally prevailing range of deductibles to policies carried by landlords of the Comparable Buildings and this Lease is not terminated as a result of such casualty) which are covered by Landlord’s insurance policies or would be covered if Landlord had maintained insurance in accordance with this Lease;

(cc) reserves for future expenses;

(dd) earthquake insurance deductibles in an amount greater than $1.00 per rentable square foot of the Project (the “Annual Limit”) in any year (provided, however, that, notwithstanding anything else herein to the contrary, if, for any occurrence, the earthquake insurance deductible exceeds the Annual Limit, then, after such deductible is included (up to the Annual Limit) in Operating Expenses for the applicable calendar year, such excess may be included (up to the Annual Limit) in Operating Expenses for the immediately succeeding calendar year, and any portion of such excess that is not so included in Operating Expenses for such immediately succeeding calendar year may be included (up to the Annual Limit) in Operating Expenses for the next succeeding calendar year, and so on with respect to each subsequent calendar year);

(ee) The cost of repairing any damage caused by hazards or casualty described in (i) Landlord's policies of insurance actually carried by Landlord, (ii) policies of insurance which Landlord is required to maintain pursuant to this Lease, and (iii) extended coverage endorsements covering the Project to the extent Landlord is compensated through proceeds of insurance;

(ff) Costs incurred by Landlord to furnish any particular work or service for other tenants which Landlord is not furnishing to Tenant as a result of Tenant undertaking to perform such work or service in lieu of performance thereof by Landlord; and

(gg) Costs arising from latent defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof, including costs to correct any defect in the delivery condition of the Building specified in Section 1.1.1 above.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses for the Base Year and/or any subsequent Expense Year shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year (including, without limitation, if any portion of the Project is unleased or is leased, but is not then being used by a tenant in the ordinary course of its business), Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include temporary market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs, provided that, for purposes hereof, cost savings in components of Operating Expenses arising by reason of the cessation of use by tenants at the Project due to Casualty (as defined in Section 11.1 below), Force Majeure (as defined in Section 29.16 below), or other extraordinary circumstances are considered variable Operating Expenses that shall be grossed up in Operating Expenses in any Expense Year (including the Base Year) in which such savings occur. In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, Project services costs or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, Project services costs and Project insurance costs in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.5Taxes.

4.2.5.1“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking facility adjacent to the Building are located).

4.2.5.2Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3Any commercially reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting in good faith to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days following demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) tax penalties incurred as a result of Landlord’s negligence, willful misconduct, or inability, unwillingness or failure to make payments when due, (v) taxes payable due to any superior lease affecting the Project, (vi) taxes or assessments imposed on land and improvements other than the Project, and (vii) any tax or assessment expense or any increase therein (a) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term or (b) resulting from the improvement of any of the Project for the sole use of other occupants. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an Event of Default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.4Notwithstanding the foregoing, upon a “Reassessment,” as that term is defined in Section 4.6 below, occurring after the Base Year, the component of Tax Expenses for the Base Year which is attributable to the assessed value of the Project under Proposition 13 prior to the Reassessment (without taking into account any Proposition 8 reductions) shall be reduced, if at all, for the purposes of comparison to all subsequent Expense Years (commencing with the Expense Year in which the Reassessment takes place) to an amount equal to the real estate taxes based upon such Reassessment.

4.2.6“Tenant's Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3Allocation of Direct Expenses.

4.3.1Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on a reasonable and equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord's reasonable discretion, so long as such Cost Pools are consistently applied. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state on a line item by line item basis as to general major categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease or Landlord may apply such overpayment against any unpaid Rent. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment or apply such overpayment against any unpaid Rent. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord's reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied. Landlord shall not revise any Estimate Statement more than one (1) time per Expense Year.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days following demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6Landlord's Records. Upon Tenant's written request given not more than one hundred eighty (180) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in economic default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not then be providing primary accounting and/or lease administration services to Tenant, and (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit] (“Tenant's Accountant”), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Excess set forth in the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such the Excess, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Tenant’s Accountant, Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of the Excess payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of the Excess payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used by any persons under its control for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

5.2Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons under its control to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will (x) unreasonably interfere with the normal and customary conduct of Tenant's business or Tenant rights of access, or (y) otherwise decrease Tenant’s rights or increase Tenant’s obligations hereunder (other than on a de minimis basis). Tenant shall not do or permit any person or persons under its control to do anything in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3Density. Tenant shall not use any substantial portion of the Premises for a “call center,” any other telemarketing, credit processing or customer service center. Tenant's use shall not result in an occupancy density for the Premises which is greater than eight (8) persons per each one thousand (1,000) rentable square foot of the Premises (or such lesser density as is permitted by Applicable Laws). Landlord makes no representation or warranty that the Base Building, the Common Areas or the Premises will accommodate any particular density or that any particular density is permitted by Applicable Law or zoning requirements. Furthermore, Landlord shall not be obligated to make any changes to the Base Building or Common Areas to accommodate Tenant's occupancy density.
5.4CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs; provided, however, the CC&Rs shall not (i) adversely affect Tenant's rights under this Lease, (ii) adversely affect Tenant's use of the Premises for the Permitted Use, or (iii) increase Tenant's monetary obligations under this Lease, in more than a de minimis manner. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

6.1Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1HVAC. Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises (which amounts shall be materially consistent with the amounts being provided by comparable landlords of Comparable Buildings) from 7:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M. Saturday (collectively, the “Building Hours”), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2Electricity. Landlord shall provide the electrical wiring and facilities connection to Tenant's lighting fixtures and equipment listed on Exhibit H attached hereto. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the electricity company pursuant to separate meters (or directly to Landlord in the event electricity is submetered), the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers). Tenant shall pay such cost (excluding the cost of installation of any such meters or submeters) as Additional Rent under this Lease (and not as part of the Operating Expenses) if such costs are paid directly to Landlord as provided herein. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. Landlord shall designate the utility provider from time to time.

6.1.3Lighting. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4Water. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5Janitorial. Tenant shall provide janitorial services to the Premises at Tenant's sole cost and expense, provided that such services shall be rendered by Tenant to at least the standards set forth in Exhibit D-1, and Tenant's janitorial company shall be subject to the reasonable approval of Landlord and shall follow Landlord's reasonable rules and regulations. Upon not less than sixty (60) days’ prior written notice to Landlord, Tenant shall have the right to require that Landlord provide janitorial services to the Premises and, following the commencement of such services, and at Landlord’s election, either the costs thereof shall be included in Operating Expenses or Tenant shall otherwise directly pay the Actual Costs (as defined below) thereof on a monthly basis as Additional Rent.

6.1.6Elevators. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.7Window Washing. Landlord shall provide window washing services in a manner consistent with other Comparable Buildings.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, which shall not be unreasonably withheld, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase (other than on a de minimis basis) the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 above and the corresponding specifications, capacities and facilities set forth on Exhibit H attached hereto. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days following billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Exhibit H attached hereto, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Building or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (“After-Hours HVAC”),, Tenant shall follow the reasonable procedures, if any, as Landlord shall from time to time establish as appropriate, and Landlord shall supply such equipment to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall reasonably determine is equal solely to the increased depreciation of such heat, ventilation or air conditioning equipment. In the event Tenant disputes the Actual Costs (as defined below), as determined by Landlord, for increased depreciation of such heat, ventilation or air conditioning equipment, then a determination as to the proper amount of Actual Costs shall be made, at Tenant's expense, by an independent HVAC engineer (the “HVAC Engineer”) mutually and reasonably selected by Landlord and Tenant. Landlord shall charge Tenant, and Tenant shall pay Landlord, for any additional services, an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide the additional services, without markup for profit, overhead or administrative costs, but including, to the extent applicable, depreciation pertaining to increased use of certain equipment (“Actual Costs”). Landlord shall, within ten (10) business days of receipt of a written request from Tenant, disclose to Tenant in writing the basis for the determination of the Actual Cost applicable to any such additional service provided by Landlord to Tenant. In the event such disclosure by Landlord demonstrates that Landlord’s determination of Actual Costs was done unreasonably, then Actual Costs shall be adjusted to reflect what they should have been if Landlord had reasonable determined Actual Costs. In the case of an increase in Actual costs resulting from such adjustment, Tenant shall pay Landlord the difference within thirty (30) days of demand therefor. In the case of a decrease in Actual costs resulting from such adjustment, Landlord shall pay to Tenant the difference within thirty (30) days of demand. In the event that more than one tenant orders extra services or utilities in the Project, or if any cost item is applicable to more than one tenant, such cost shall, to the extent reasonably practical, be apportioned among such tenants in accordance with the ratios of the square footage in their respective premises.

6.3Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as set forth in Section 6.4 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, “Emergency” (as defined below), accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control (provided that the foregoing shall not limit Landlord's liability, if any, pursuant to Section 19.6 this Lease for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 below. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. As used in this Lease, the term “Emergency” shall mean an event threatening immediate and material danger to people or property located in the Project, Building, or Premises, as the case may be, or immediate and material damage to the Premises, Project, Building Systems, Building Structure, Improvements and/or Alterations, each as defined below, or Tenant's personal property where the cumulative impact of such event valued at more than $250,000, or the immediate and material impairment of Tenant’s use of all or a substantial portion of the Premises within the Building.

6.4Abatement Event. If (i) Landlord fails to provide any services required of Landlord under Section 6.1 above or perform any of Landlord's Repair Obligations required under Article 7 below, (ii) such failure causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, (iii) such failure is the result of the negligence or willful misconduct of Landlord and is reasonably within Landlord's ability to cure, and (iv) such failure is not the result of the acts and/or omissions of Tenant and/or other Tenant Parties (as defined herein), then in order to be entitled to receive the benefits of this Section 6.4, Tenant must give Landlord notice (the “Initial Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not commenced to cure such Abatement Event within five (5) business days after the receipt of the Initial Abatement Notice and is not otherwise excused from such performance by this Lease, then prior to any abatement, Tenant must deliver an additional notice to Landlord (the “Additional Abatement Notice”), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not commence to cure such Abatement Event within five (5) business days of receipt of the Additional Abatement Notice and thereafter diligently pursue the cure to completion, Tenant may, upon written notice to Landlord, immediately abate Base Rent and Tenant's Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant, for the period beginning on the date five (5) business days after the Initial Abatement Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. If Tenant fails to immediately provide the Additional Abatement Notice and commence applying any abatement of Base Rent and Tenant's Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant, then Tenant's right to abate Base Rent and Tenant's Share of Direct Expenses shall be of no further force or effect with respect to the applicable Abatement Event. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

7.1Tenant's Repair and Maintenance Obligations. Commencing on the Lease Commencement Date, Tenant shall, at Tenant's own expense, maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Tenant's Repair Obligations”): (i) the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, (ii) all furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, Water Sensors, servers, telephones, Lines, merchandise and all other items of Tenant's property located in the Premises (collectively, “Tenant's Property”), (iii) any property or equipment installed by Tenant at the Project, and located outside of the Premises (“Tenant's Off-Premises Property”), and (iv) all areas, improvements and systems exclusively serving the Premises, including any communications or computer wires and cables (collectively, the “Lines”) and applicable branch lines of the plumbing, electrical and other Building Systems. Notwithstanding the foregoing, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements necessitated by the negligence or willful misconduct of Landlord or which constitute Landlord Repair Obligations.

7.2Landlord's Repair and Maintenance Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Landlord's Repair Obligations”): (i) the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure, roof membrane, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, Building mechanical, electrical and telephone closets (collectively, “Building Structure”), (ii) the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems that serve the Building generally, as opposed to Tenant or another tenant exclusively (collectively, the “Building Systems”) and (iii) the Common Areas, which shall include restrooms located on multi-tenant floors of the Building. In addition to the foregoing, Landlord shall perform and construct any repair, maintenance or improvements (a) necessitated by the acts or omissions of Landlord or any other occupant of the Project, or their respective agents, employees or contractors, which is not covered by Tenant’s insurance required to be carried under this Lease (provided that Landlord shall be responsible for any deductible), and (b) until the Possession Date of the entire Premises, to any portion of the Building outside of the demising walls of the Premises. The “Base Building” shall mean the Building Structure and the Building Systems. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof), as Landlord may determine in Landlord's sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Notwithstanding Tenant's occupancy of the Premises during the performance of any of Landlord's Repair Obligations, the performance of Landlord's Repair Obligations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall perform Landlord's Repair Obligations in a manner designed to minimize interference with Tenant’s use of the Premises. Tenant shall promptly and diligently cooperate with Landlord and any of the third parties performing Landlord's Repair Obligations in the Premises in order to facilitate the performance of such work in an efficient and timely manner. Landlord's entry into the Premises to perform any repairs or maintenance hereunder shall be subject to Article 27 below. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.3Tenant's Right to Make Repairs. Notwithstanding any of the TCCs set forth in this Lease to the contrary, if at any time during the Lease Term, Tenant leases the remainder of space in the Building (i.e., at such time as Tenant is the only tenant or occupant of the Building) if Tenant provides notice (or oral notice in the event of an Emergency) to Landlord of an event or circumstance which pursuant to the TCCs of this Lease requires the action of Landlord as a Landlord Repair Obligation, and which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Notice and the subsequent ten (10) day Notice shall not be required in the event of an Emergency) and if such action was required under the TCCs of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action on behalf of Landlord, in which case Tenant shall receive prompt reimbursement by Landlord of Tenant’s reasonable and actual costs and expenses in taking such action, plus interest thereon at the Interest Rate. In the event Tenant takes such action, Tenant shall comply with the terms and conditions with the manner of construction requirements set forth in Section 8.2 below. Promptly following completion of any work undertaken by Tenant pursuant to the TCCs of this Section 7.3, Tenant shall deliver a reasonably detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the TCCs of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and Tenant may institute legal proceedings against Landlord to collect the amount set forth in the subject invoice; provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon a such default by Landlord. If Tenant receives a final judgment against Landlord (whether by virtue of Landlord’s failure to appeal or unsuccessful appeal of such judgment), Tenant may offset and deduct the amount of the judgment (including all fees, expenses and reasonable attorneys' fees actually incurred by Tenant in connection with such legal proceedings, to the extent included in such judgment), from the Base Rent next due and owing under this Lease.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which constitutes a Design Problem. A “Design Problem” is defined as, and will be deemed to exist if such Alterations or Improvements may (i) affect the exterior appearance of the Building; (ii) adversely affect the Building Structure or adversely affect the Building Systems; (iii) fail to comply with Applicable Laws and applicable building codes (“Code”) or would cause any other portion of the Project to fail to comply with Applicable Laws or Code, (iv) jeopardize the LEED certification for the Project, if such certification exists as of the date of this Lease, (v) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord, (vi) materially increase Landlord's Repair Obligations pursuant to this Lease (unless Tenant agrees in writing to pay the costs thereof as a condition to such Alteration), (vii) interfere with any other tenant or occupant of the Project, (viii) affect the certificate of occupancy or its legal equivalent for the Project or any portion thereof, or (ix) fail to adhere to Landlord's Building standard requirements for the Project. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord (“Cosmetic Alterations Notice”), but without Landlord's prior consent, to the extent that such Alterations do not (a) constitute a Design Problem, (b) require a building or construction permit, or (c) cost more than $250,000.00 for a particular job of work (the “Cosmetic Alterations”). The Cosmetic Alterations Notice must be accompanied by reasonably adequate evidence that such Cosmetic Alterations meet the criteria set forth above in this Section 8.1 (failing which Tenant shall not be permitted to perform such Alterations without Landlord's prior written consent). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2Manner of Construction. Landlord may impose, as a condition to Tenant's right to perform any Alterations, such commercially reasonable requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, (i) the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and (ii) any Lines (including riser cables) installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord's Building standard requirements. Tenant shall be solely responsible for acquiring a permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's reasonable rules and regulations concerning such Hazardous Materials. Tenant shall construct all Alterations in a good and workmanlike manner, in conformance with any and all Applicable Laws and Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and Code compliance issues. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to materially obstruct the business of Landlord or other tenants in the Project. Tenant shall not be required to retain any union trades for Alterations. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, and despite the implementation of commercially reasonable staging and scheduling efforts, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations (including any Cosmetic Alterations) and request of Landlord, compile and deliver to Landlord a “close-out package” in such format reasonably designated by Landlord at the commencement of the particular Alteration (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent reasonably deemed necessary by Landlord for the particular Alterations): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, (d) an independent air balance report, if required due to the nature of the Alterations, (e) lien releases for all work performed at the Project, and (f) such other information or materials as may be reasonably requested by Landlord.

8.3Payment for Improvements. Tenant is responsible for all of the costs of performing any Alterations. In addition, in connection with all Alterations (other than Cosmetic Alterations), Tenant shall pay Landlord an oversight fee equal to three percent (3%) of the cost of the Alterations, and reimburse Landlord for Landlord's reasonable, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such Alterations (including, but not limited to, fees paid to consultants retained by Landlord to review plans and specifications for such Alterations). All Alterations and Improvements (excluding Tenant's Property and Tenant's Off-Premises Property) shall, upon completion of construction, become part of the Premises and the property of Landlord. Except for Alterations which are permanently affixed to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in any item of Tenant’s Property.

8.4Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder's Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1Indemnification and Waiver. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord Parties (as that term is defined herein below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Party or Landlord’s breach of this Lease, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, “Losses”) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or its Transferees or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant, Transferees or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; or (f) the placement of any personal property or other items within the Project. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees. Subject to Tenant's indemnification obligations set forth above and the waiver of subrogation provided below, Landlord shall indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense, and liability (including, without limitation, court costs and reasonable attorneys' fees) to the extent arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant. Further, Tenant's agreement to indemnify Landlord, and Landlord's agreement to indemnify Tenant pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the applicable party's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Landlord's Fire and Casualty Insurance. Landlord shall carry commercial general liability insurance with respect to the Buildings during the Lease Term and shall further insure the Buildings during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such insurance shall be written on an “all risks” of physical loss or damage basis for full replacement value of the Buildings, and shall be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise reasonably acceptable to Tenant and licensed to do business in the State of California. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Buildings or the ground or underlying lessors of the Buildings, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Buildings shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker's Compensation and Employer's Liability coverage as required by Applicable Law. Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant's Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence
Personal Injury and Advertising Liability	$3,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$5,000,000

10.3.2Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, and (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains.

10.3.2.1Increase in Project's Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises.

10.3.2.2Property Damage. If this Lease is terminated following a Casualty, Tenant shall assign to Landlord the proceeds from any such property insurance for the replacement of the Improvements, and Original Improvements.

10.3.2.3No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

10.3.2.4Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver and release contained in this paragraph. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.

10.3.3Business Income Interruption in an amount not less than one (1) year of Base Rent.

10.3.4Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A‑VII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), and (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies Tenant shall not cause said insurance to be canceled unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord(unless such cancellation is the result of non-payment of premiums, in which case note less than five (5) days' notice shall be provided). Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord within ten (10) business days after delivery to Tenant of bills therefor.

10.5Intentionally Omitted.

10.6Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord's minimum insurance requirements to the extent appropriate and reasonable for the scope of services being provided by such Third Party Contractor.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. If this Lease is not terminated as a result of such Casualty, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In connection with such repairs and replacements, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged all or any portion of the Premises or Common Areas necessary to Tenant's occupancy, and such portion of the Premises is not occupied by Tenant for the purposes such portion of the Premises was used for prior to such Casualty as a result thereof, then during the time and to the extent the Premises is unfit for occupancy for such prior use, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for such prior use bears to the total rentable square feet of the Premises. Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (a) the closure of the Project, the Building, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (b) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Project, the Building, or the Common Areas is degraded as a direct result of such occurrence, and (c) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.

11.2Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs to the Building cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) at least $500,000.00, calculated on an inflation adjusted basis, of the cost of repair of the damage is not covered by Landlord's insurance policies (unless Tenant agrees in writing to cover the shortfall in excess of such amount); or (iii) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if the Premises and/or access thereto are materially damaged by Casualty, and Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after the damage occurs or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within sixty (60) days of the date that Landlord originally estimated for completion in “Landlord's Repair Estimate Notice” (as that term is defined herein below), then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending fifteen (15) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within fifteen (15) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such fifteen-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such fifteen-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord's Repair Estimate Notice”). Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods); and (c) as a result of the damage, Tenant cannot and does not occupy or use at least seventy-five percent (75%) of the Premises which was used for the Permitted Use prior to such Casualty. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease with respect to the Original Improvements.

11.3Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. Tenant's payment of any Rent hereunder shall not constitute a waiver by Tenant of any default by Landlord under this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Building or the Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.
ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard consent to Transfer documents in connection with the documentation of any consent to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space. Any Transfer made without Landlord's prior written consent (to the extent required hereunder) shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided, however, the foregoing fees shall not exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business .

14.2Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof;

14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6The terms of the proposed Transfer will allow the Transferee (other than a Permitted Transferee Assignee) to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant; or

14.2.7Provided that Landlord has then-available space in the Project reasonably capable of satisfying the proposed Transferee's requirements, either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is actively negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages, or declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with and attributable to the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any attorneys’ fees incurred by Tenant in connection with the Transfer, (vi) any lease takeover costs incurred by Tenant in connection with the Transfer, (vii) any costs of advertising the space which is the subject of the Transfer, (viii) any review and processing fees paid to Landlord in connection with such Transfer, and (ix) the amortization of the fair market value of any furniture which is included as part of the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of a full floor (or more) of the Premises for a period in excess of seventy-five percent (75%) of the then-remaining Lease Term, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to Transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

14.6Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease (beyond the applicable notice and cure periods), Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with a public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord in writing of a transfer to a Permitted Transferee (which written notification shall be given not less than ten (10) business prior to the effective date of any such assignment or sublease, if reasonably practicable and not a breach of any existing confidentiality agreement, but in any event within five (5) days after the effective date of such assignment or sublease) and promptly supplies Landlord with a summary description of such transfer to a Permitted Transferee or summary information reasonably requested by Landlord regarding such transfer or Permitted Transferee with respect to the requirements set forth in clauses (iii) and (iv) below, (ii) Tenant is not in default under this Lease, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Original Tenant immediately prior to such transaction, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.8Change of Control. For purposes of this Section 14.8, the term “Change of Control” shall mean the following: (i) if Tenant is a partnership, limited liability company, or other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, members, or owners, or transfer of more than fifty percent (50%) of partnership, membership, or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or other entity without immediate reconstitution thereof, and (ii) if Tenant is a corporation that is not listed on a nationally recognized stock exchange, (A) the dissolution, merger, consolidation or other reorganization of Tenant in which Tenant is not the surviving entity or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death and excluding any sale or transfer of shares in connection with an equity financing, including, without limitation, an initial public offering, de-SPAC or PIPE), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Tenant must notify Landlord in writing of a Change of Control, which written notification shall be given not less than ten (10) business prior to the effective date of such Change of Control, if reasonably practicable and not a breach of any existing confidentiality agreement, but in any event within five (5) days after the effective date of such Change of Control (and Tenant shall provide Landlord with such information with respect to the Change of Control as may be reasonably requested by Landlord). Landlord's consent shall not be required for a Change of Control unless the Net Worth of Tenant following the Change of Control is not at least equal to the greater of (1) the Net Worth of Original Tenant on the Effective Date, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of the Change of Control. In no event shall Tenant be relieved from any liability under this Lease as a result of a Change of Control.

14.9Occupancy by Others. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord’s consent, but on prior notice to Landlord, to permit the occupancy of up to ten percent (10%) of the usable square feet of the Premises in the aggregate to any individual(s) or entities with a business relationship with Tenant (which business relationship is not created solely in order to allow occupancy of the Premises under this Section 14.9), on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or entities shall be of a character and reputation consistent with the quality of the then existing tenants of the Building and Project and shall not cause Landlord to be in violation of any lease of space in the Project; and (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any obligations or liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, excepting (w) reasonable wear and tear, (x) casualty and condemnation (subject to the repair, restoration and/or insurance proceed obligations relating thereto under this Lease), (y) Hazardous Materials for which Tenant is not responsible hereunder, and (z) repairs which are not the responsibility of Tenant hereunder. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following, and repair all damage to the Premises and Building resulting from such removal, and at Landlord's option, restore any affected areas to a Building standard condition: (i) all debris and rubbish, (ii) Tenant's Property and Tenant's Off-Premises Property, and (iii) all Mandatory Removal Items and any Specialty Improvements required to be removed as described further below; provided, however, and for purposes of clarification, in no event shall Tenant be obligated to remove any improvements in the Premises existing as of the applicable Possession Date, including, without limitation, the kitchen improvements constructed by the prior tenant of the Premises. With respect to any of Tenant's Property, Tenant's Off-Premises Property, Alterations, or Improvements that Tenant is not required to remove pursuant to this Lease, Tenant shall leave the same in good working order and condition, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any Water Sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations, then at Landlord's option, either (i) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 below, until such work shall be completed, and/or (ii) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from and against any Losses relating to the installation, placement, removal or financing of any such Alterations, Improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

15.2.1Mandatory Removal. “Mandatory Removal Items” means: (i) any Alterations or Improvements located outside of the Premises, (ii) all Lines, (iii) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease, (iv) any Alterations or Improvements or signage incorporating Tenant's name or logo, (v) any Alterations or Improvements not complying with Applicable Laws, and (vi) any Specialty Improvements.

15.2.2Specialty Improvements. “Specialty Improvements” means (i) safes and vaults, (ii) decorative water features; (iii) specialized flooring, including raised flooring; (iv) conveyors and dumbwaiters; and (v) any Alterations or Improvements which (1) perforate a floor slab in the Premises or a wall that encloses/encapsulates the Building Structure, (2) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core), or (3) require changes to the Base Building. If, in connection with Tenant's request for Landlord's approval of any Alterations or Improvements (or Cosmetics Alterations Notice), Tenant requests Landlord's decision with regard to the removal of such any Specialty Improvements, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Specialty Improvements, then Tenant shall not be required to so remove such Specialty Improvements. If requested by Tenant in writing at the time it submits Working Drawings (as defined in the Work Letter) for Landlord's approval pursuant to the terms of Section 3.3 of the Work Letter, Landlord hereby agrees that it shall designate at the time of its approval of such Working Drawings all Specialty Improvements shown thereon and whether such Specialty Improvements, absent which, the Improvements shown on the Approved Working Drawings (as defined in the Work Letter) shall not be subject to removal or restoration.

15.3Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant's Property or Tenant's Off-Premises Property not removed by Tenant upon the expiration of this Lease, or within three (3) business days after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord's sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord's property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant's Property or Tenant's Off-Premises Property, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus a 10% administrative fee, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The TCCs of this Section 15.3 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Notwithstanding the foregoing, Tenant shall have the one-time right, upon notice (the “Holdover Notice”) to Landlord not less than six (6) months prior to the expiration of the Lease Term, to extend the Lease Term for a period of up to three (3) months (which period shall be set forth in the Holdover Notice) (the “Permitted Holdover Term”), in which case the Base Rent payable by Tenant during such Permitted Holdover Term shall equal (a) one hundred twenty-five (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first month of any such Permitted Holdover Term, and (b) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the second and/or third months of any such Permitted Holdover Term. Except with respect to the Permitted Holdover Term, nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term (but not more than once in any calendar year unless in connection with the sale or proposed sale, or the financing/refinancing, of the Project or any portion thereof), Landlord may require Tenant to provide Landlord with its most recent quarterly financial statements and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

As of the date of this Lease, there are no ground or underlying leases, nor any mortgage, trust deed or other like encumbrances in force against the Building or Project. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively, the “Superior Holders”), require in writing that this Lease be superior thereto; provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a commercially reasonable subordination non-disturbance and attornment agreement in the standard form (the “SNDA”) provided by such Superior Holders (provided that the same does not materially increase Tenant’s obligations under the Lease or materially diminish Landlord’s obligations as the same appear in the Lease), which requires such Superior Holder to accept this Lease, and not to disturb Tenant’s possession, so long as an event of default has not occurred and be continuing beyond the applicable notice and cure period. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant, subject to applicable notice and cure periods. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

EVENTS OF DEFAULT; REMEDIES

19.1Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute an “Event of Default” by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days following the date due; or

19.1.2To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against

Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within sixty (60) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within sixty (60); or

19.1.3Abandonment (as defined by Applicable Laws) of all or a substantial portion of the Premises by Tenant; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease or any provision of the Work Letter where, in each instance, such failure continues for more than three (3) days after notice from Landlord; or

19.1.5Tenant's failure to occupy the applicable Phase of the Premises within one hundred twenty (120) days after the Lease Commencement Date (for the Phase I portion of the Premises) or the Phase II RCD (for the Phase II portion of the Premises).

19.1.6Except where a specific time period for Tenant's performance is otherwise expressly set forth in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant's performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.2 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.

19.2 Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent not prohibited by Applicable Law), each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof in accordance with Applicable Law, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, in each case to the extent allocable to the remaining Lease Term, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant. If Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Form of Payment After Default. Following the occurrence of an Event of Default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the Event of Default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5Efforts to Relet. No re-entry or repossession permitted by Applicable Law, repairs, maintenance, changes, alterations and additions, reletting following the expiration or earlier termination of this Lease, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default under this Lease only if Landlord fails to perform any of its obligations hereunder following the Lease Commencement Date and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant's exclusive remedy for Landlord's default under this Lease shall be limited to Tenant's actual direct, but not consequential, damages caused by such default; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Section 29.13 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L‑C”) in the amount set forth in Section 21.3 below (the “L‑C Amount”), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Diego, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L‑C shall be in the form of Exhibit J-1, attached hereto; provided, however, for purposes of satisfying of Tenant’s obligations under this Article 21, Landlord hereby approves Bank of America as a qualified Bank and the corresponding Bank of America form of L-C attached hereto as Exhibit J‑2. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C. The L‑C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L‑C Expiration Date”) that is no less than one hundred twenty (120) days after the expiration of the Lease Term, as the same may be extended, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L‑C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L‑C Draw Event”). The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C, and regardless of any discrepancies between the L-C and this Lease. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord's notice to Tenant of such receivership or conservatorship (the “L‑C FDIC Replacement Notice”), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion, and the attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.2Application of L‑C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event. In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a “draw” by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L‑C. No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner. Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3L-C Amount; Maintenance of L-C by Tenant.

21.3.1L-C Amount; Reduction of L-C Amount. The L-C Amount shall initially be equal to the amount set forth in Section 8 of the Summary. To the extent that Tenant is not then-in default under this Lease (beyond any applicable notice and cure periods), the L-C Amount shall be reduced as follows:

Date of Reduction	L-C Amount
Fifth (5th) anniversary of the Lease Commencement Date	$2,432,174.14

Notwithstanding anything to the contrary set forth in this Section 21.3.1, in no event shall the L-C Amount as set forth above decrease during any period in which Tenant is in default under this Lease, but such decrease shall take place retroactively if and to the extent such default is thereafter cured.

21.3.2In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than one hundred twenty (120) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as one hundred twenty (120) days after the expiration of the Option Term. However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant's receipt of an invoice from Landlord therefor.

21.5L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

21.7Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:

21.7.1A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or

21.7.2Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.

21.8Remedy for Improper Drafts. Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

ARTICLE 22

GENERATOR

22.1In General. Subject to the terms hereof (including, without limitation, the Work Letter and Article 8 of this Lease, as applicable) and Applicable Laws, Tenant shall have the right, at Tenant's sole cost and expense (i.e., without any application of the Improvement Allowance), to install a back-up generator (the “Generator”) in a location mutually and reasonably agreed upon by Landlord and Tenant (the “Generator Area”) to service the Premises in the event of a power outage. For purposes of this Article 22, the “Generator” shall be deemed to include, without limitation, all associated equipment, connections and/or facilities. All plans and specifications relating to the Generator shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Subject to the terms of this Article 22, Landlord shall permit Tenant, at its sole cost and expense, to install and maintain the Generator, all in compliance with Applicable Laws. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant's sole responsibility. Tenant acknowledges that, to the extent that the Generator shall be visible from any portion of the Project outside of the Building, Landlord may require (in Landlord's sole discretion) that Tenant, at Tenant's sole cost and expense, install screening, landscaping or other improvements satisfactory to Landlord (in Landlord's sole discretion) in order to satisfy Landlord's aesthetic requirements in connection with the area surrounding the Generator, all at Tenant's sole cost and expense.

22.2Operation and Maintenance of Generator. In no event shall Tenant permit the Generator to interfere with normal and customary operation of the Building or the normal and customary use and operation of the Project by Landlord or other tenants and/or occupants of the Project (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant's sole cost and expense, for all maintenance and repairs and compliance with law obligations (including, without limitation, with respect to the fuel tank) with respect to the Generator, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Generator and that Landlord shall not be liable for any damage that may occur with respect to the Generator. Without limitation of the foregoing provisions of this Section 22.2, all matters (including all plans and specifications) relating to the installation, connection, use, maintenance, repair, compliance with laws, and removal of the Generator (including, without limitation, the manner and means of Tenant's connection of the Generator to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that such approval may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that the Building's systems or other components of the Building and the occupants of the Project are not adversely affected by the installation and operation of the Generator, and/or based upon other reasonable factors as determined by Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, following notice and Tenant’s continued failure to cure same, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within thirty (30) days following demand by Landlord, the actual out-of-pocket amount expended by Landlord, plus Landlord's oversight fee under this Lease applicable to Alterations. The Generator and Generator Area shall be deemed to be a part of the Premises for purposes of the insurance provisions of this Lease, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard “boiler and machinery” insurance coverage with respect thereto.

22.3Generator Use. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. The rights granted to Tenant under this Article 22 shall be personal to the Original Tenant and any Permitted Transferee(and may not be utilized by or assigned to any assignee, sublessee or any other transferee thereof).

22.4Tenant Indemnification. Tenant shall indemnify, defend, protect, and hold harmless Landlord and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with, or arising from claims for personal injury or property damage to the extent arising from, any cause related to or connected with the installation, use, operation, repair and/or removal of the Generator and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator, or any breach of the terms of this Article 22. The terms set forth in this Section 22.4 shall survive the termination or earlier expiration of the Lease.

22.5Landlord Costs. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant's installation, operation, use and/or removal of the Generator. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within thirty (30) days following billing.

22.6Removal of Generator. Tenant may elect to remove and retain the Generator and all related facilities and equipment prior to the expiration or earlier termination of the Lease. If Tenant does not elect to remove the Generator, at Landlord's option, Landlord may require that Tenant remove the Generator and all related facilities and equipment prior to the expiration or earlier termination of the Lease (or upon any earlier termination of Tenant's rights with respect to the Generator as provided hereunder), and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to the installation of the Generator, all at Tenant's sole cost and expense. The foregoing obligations of Tenant shall survive the expiration or earlier termination of the Lease.

ARTICLE 23

SIGNS

23.1Full Floors. Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, at Tenant's sole cost and expense, to designate one (1) name strip on such directory.

23.3Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4Tenant’s Signage.

23.4.1.In General. In addition to the signage rights expressly set forth in Article 23 of this Lease, Tenant shall be entitled to (i) (A) commencing on the Possession Date for the Phase I portion of the Premises, one (1) exclusive building-top sign identifying Tenant's name or logo located on the Building at the top of the west-facing elevation, and (B) if Tenant is leasing the entirety of rentable square footage of the Building, one (1) additional exclusive building-top sign identifying Tenant's name or logo located at the top of the elevation as mutually and reasonably designated by Landlord and Tenant (collectively, the “Building-Top Sign”), and (ii) (A) during the period commencing on the Lease Commencement Date and ending on the Possession Date for the Phase II portion of the Premises, one (1) monument sign on Monument 1 (as designated on Exhibit I attached hereto) at the same height and to the right of the existing name on Monument 1, and (B) during the period commencing on the Possession Date for the Phase II portion of the Premises and continuing throughout the remainder of the Lease Term, one (1) exclusive monument sign on Monument 2 (as designated on Exhibit I attached hereto) (as applicable, the “Monument Sign”) in connection with Tenant's lease of the Premises. The Building Top Sign and Monument Sign are, collectively, the “Tenant's Signage”). For purposes of clarification, Tenant shall not be responsible for the cost of removing any currently existing signage necessary to be removed in order to install Tenant's Signage.

23.4.2.Specifications and Permits. The Tenant’s Signage shall set forth Tenant's name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall the Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.4.3, below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of the Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord Building standard signage specifications. For purposes of this Section 23.4.2, the reference to “name” shall mean name and/or logo. In addition, the Tenant’s Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for the Tenant’s Signage. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for the Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for the Tenant’s Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.

23.4.3.Objectionable Name. To the extent the Original Tenant or a Permitted Transferee Assignee desires to change the name and/or logo set forth on the Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “Tandem Diabetes Care” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

23.4.4.Right to Tenant's Signage. The rights contained in this Section 23.4 shall be personal to the Original Tenant or a Permitted Transferee Assignee, and may only be exercised by the Original Tenant or a Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of either of the Original Tenant's or a Permitted Transferee Assignee’s interest in the Lease without the prior consent of Landlord).

23.4.5.Cost and Maintenance. The costs of the actual Tenant’s Signage and the installation, design, construction and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (reasonable wear and tear excepted). If Tenant fails to timely remove Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The terms and conditions of this Section 23.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

24.1Tenant's Compliance Obligations. Tenant shall not do anything in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline, or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, subject to the terms of Exhibit B, and Landlord’s obligations in Section 1.1.1, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of, or requirements to cease or reduce Tenant's business operations in or Tenant's use of, the Premises, (ii) Tenant's Repair Obligations, and (iii) Tenant's Insured Property. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant, at its sole cost and expense, shall comply promptly with such standards or regulations to the extent applicable to Tenant’s use and occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2Landlord's Compliance Obligations. Landlord shall comply with all Applicable Laws relating to Landlord's Repair Obligations and Landlord's Insured Property to the extent that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises allowing for the Permitted Use, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. If any changes are required to areas of the Project that are subject to Landlord's Repair Obligations or Landlord's Insured Property as a result of Tenant's Alterations, the Improvements, or use of the Premises for uses other than the Permitted Use or Tenant's use of the Premises with an above-standard occupancy density, then Landlord shall make such changes at Tenant's sole cost and expense, including Landlord's standard supervision fee (or, at Landlord's election, Tenant shall not be permitted to proceed with the Alterations, Improvements, or use of the Premises that has or will trigger such changes). Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above.

24.3Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; and (b) Tenant's and Landlord's respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs. The terms of this Section 24.3 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with Applicable Laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant's election to conduct a CASp inspection hereunder.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect any delinquent Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended, subject to Section 29.21. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least one (1) business days' prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building as required hereunder, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment as required hereunder. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Landlord acknowledges and agrees that any entry by Landlord hereunder shall be in compliance with Tenant’s reasonable security requirements. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or as otherwise permitted herein (and to the extent not an emergency, shall provide Tenant reasonable prior notice and the opportunity to have a representative of Tenant accompany Landlord). Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably acceptable to Landlord and Tenant. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28
TENANT PARKING

Tenant shall be entitled to use commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary (the “Unreserved Passes”), which parking passes shall pertain to the Project parking facilities. Prior to the Phase II RCD, upon at least thirty (30) days' prior written notice (the “Parking Conversion Notice”) to Landlord, Tenant shall have the right to convert for the remainder of the Lease Term up to, but no more than, a total of one hundred forty-one (141) of such Unreserved Passes in the aggregate to reserved parking passes, subject, however, to availability of such reserved parking passes (as determined by Landlord) if and to the extent any such Parking Conversion Notice is delivered after the Lease Commencement Date. Notwithstanding the foregoing, after the Phase II RCD, Tenant shall then have the right to convert for the remainder of the Lease Term up to, but no more than, a total of one hundred seventy-five (175) of the Unreserved Passes in the aggregate to reserved parking passes. The Unreserved Passes so converted by Tenant to reserved parking passes (the “Reserved Passes”) shall be located in those portions of the Project parking facilities as shall be designated by Landlord from time to time. The Unreserved Passes and Reserved Passes (if any) are collectively referred to herein as the “Parking Passes.” Tenant shall pay to Landlord (or its designee) for the Parking Passes on a monthly basis at the prevailing rate charged from time to time at the location of such Parking Passes, provided that Tenant's Unreserved Passes shall be without charge for the initial Lease Term only (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking [as more particularly contemplated below]). In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking facilities, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such Parking Passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the Parking Passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Notwithstanding the foregoing, no such changes shall materially adversely affect Tenant's access to or use of the Premises. Landlord may, at any time, institute valet assisted parking, tandem parking stalls, “stack” parking, or other parking program within the Project parking facility, the cost of which shall be included in Operating Expenses. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The Parking Passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and, except in connection with any Transfer to a Permitted Transferee or any other Transfer approved by Landlord, such Parking Passes may not otherwise be transferred, assigned, subleased, licensed or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Notwithstanding anything to the contrary in this Article 28, Landlord may not exercise its rights to control parking or modify the parking areas in any manner that reduces Tenant’s then-existing parking rights (other than on a de minimis basis).

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant, or materially and adversely interfere with Tenant’s use of the Premises for the Permitted Use, hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord

29.8Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts then due, as Landlord in its sole discretion may elect.

29.10Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease or the Work Letter.

29.13Landlord Exculpation; Waivers of Consequential Damages. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord in the Building (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise), including any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Notwithstanding any contrary provision herein, except in connection with a holdover by Tenant pursuant to Article 16, above, neither Tenant nor the Tenant Parties shall otherwise be liable under any other circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use or any other consequential damages, in each case, however occurring.

29.14Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the remaining TCCs of this Section 29.16), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a “Force Majeure”), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Force Majeure: (a) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease or Landlord's obligation to pay any monies under this Lease, or (b) entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, or (c) excuse Tenant's obligations under Articles 5 and 24 of this Lease or Section 10.3 of this Lease, or (d) extend the time period for Tenant to vacate the Premises following expiration of the Lease Term, or (e) excuse Tenant from paying for utilities whether to Landlord or a utility provider, or (f) permit Tenant to interfere with other tenants and occupants at the Project or create or cause a nuisance or disturbance at the Project. Without limiting the generality of the foregoing, Tenant agrees and acknowledges that (1) events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises, (2) such potential interference, limitation, and prevention is foreseeable, and (3) no such limitations, interference or prevention shall constitute frustration of purpose, impossibility of performance, or impracticality of performance with respect to this Lease. Each Party's agreement to the TCCs of this Section 29.16 is material consideration for Each Party's agreement to enter into this Lease.

29.17Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority. Each individual executing this Lease on behalf of Landlord and Tenant hereby represent and warrant that Landlord or Tenant, as applicable, is a duly formed and existing entity qualified to do business in California and that each person signing on behalf of Landlord and Tenant is authorized to do so.

29.21Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, prospective purchasers, prospective lenders, investors, or any independent auditors, third party's designated to review Direct Expenses, its directors, officers, employees, attorneys, or proposed Transferees or as required by Applicable Law or in connection with a dispute or litigation related to this Lease. Landlord acknowledges that the content of this Lease and any related documents (including financial statements provided by Tenant pursuant to Article 17 above) are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord's financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners. Moreover, Landlord has advised Tenant that Landlord is obligated to regularly provide financial information concerning the Landlord and/or its affiliates (including Kilroy Realty Corporation, a public company whose shares of stock are listed on the New York Stock Exchange) to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include the fact that Tenant is a tenant at the Project and summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by this Lease (but, unless required by law, shall in no event include financial statements or financial information regarding Tenant provided by Tenant to Landlord). To the extent Tenant is a publicly traded corporation, Tenant may be obligated to regularly provide financial information concerning Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its business, including any financial obligations set forth in this Lease. This provision shall survive the expiration or earlier termination of this Lease for one (1) year.

29.29Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions. Landlord shall exercise its rights under this Section in a commercially reasonable manner designed to minimize interference with Tenant’s use of and access to the Premises.

29.31No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.32Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use Landlord's designated contractor for provision of cabling and riser management services (or an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) intentionally deleted, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth herein below, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33Hazardous Substances.

29.33.1Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any substance or material that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2Compliance with Environmental Laws. Landlord represents and warrants that, to its actual knowledge, (i) it has not received any notice of violation of Environmental Laws from the applicable governmental authority regarding any use, storage, treatment or transportation of Hazardous Materials in, on or about the Project, Building or Premises prior to the date of this Lease, and (ii) no Hazardous Material is present on the Project or the soil, surface water or groundwater thereof (other than Hazardous Materials used by other occupants of the Building in compliance with Environmental Laws). For purposes of this Section 29.33, whenever phrases such as “to Landlord's knowledge” or “its actual knowledge” or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of Nelson Ackerly (the “Landlord's Representative”). No duty of inquiry or investigation on the part of Landlord or Landlord's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Landlord's actual knowledge, and in no event shall Landlord's Representative have any personal liability therefor. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises in violation of applicable Environmental Laws; (ii) shall not engage in activities at the Premises in violation of applicable Environmental Laws that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the building or land upon which the Premises is located; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises.

29.33.3Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or Tenant’s use of Hazardous Materials in the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws applicable to such use. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Lease Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete an “environmental questionnaire” using the commercially reasonable form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove to the extent required under Environmental Laws from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.

29.33.4Landlord's Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials caused by Tenant or a Tenant Party in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to correct non-compliance with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such reasonable recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or knowingly permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party or relates to Hazardous Materials present on the Project as of the date of this Lease. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.34Development of the Project.

29.34.1Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision, provided that in no event shall any such actions by Landlord result in any increased Rent, or any material costs or charges upon Tenant, and provided that Tenant's rights are not materially reduced, and Tenant's obligations are not materially increased.

29.34.2The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.34.3Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall employ commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises in connection with the construction of the Other Improvements.

29.35Water Sensors. Tenant shall, at Tenant's sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

29.36No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.37Intentionally Omitted.

29.38Energy Performance Disclosure Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), if requested by Landlord due to certain disclosures being required by Applicable Law, then Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.38 shall survive the expiration or earlier termination of this Lease.

29.39Telecommunications Equipment. At any time during the Lease Term, subject to the terms of this Lease, Tenant may install, at Tenant’s sole cost and expense, one (1) communications dish of up to 24" in diameter, or one (1) communications antenna or comparable communications equipment upon the roof of the Building not to exceed 48" in height, and to make connections from the Premises to the roof for connection of Tenant's telecommunications equipment to the Premises (all such equipment, installations and connections, collectively, the “Telecommunications Equipment”). The use of such areas of the Building for the installation of the Telecommunications Equipment shall be for the sole use of Tenant in connection with its business in the Premises. The physical appearance and all specifications of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord (subject to Tenant's reasonable approval), and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Telecommunications Equipment, (ii) installing, repairing and maintaining and causing the Telecommunications Equipment to comply with all Applicable Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Telecommunications Equipment and all associated wiring, and the restoration of all affected areas of the Building to the condition existing prior to the installation thereof, including restoration of any roof penetrations. In no event shall Tenant permit the Telecommunications Equipment to interfere with the systems of any building in the Project or the Project or any other communications equipment at or servicing any building in the Project or the Project. Except to the extent arising from or out of the negligence or willful misconduct of any of the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to Tenant's installation, use, repair or maintenance or any other matter relating to or in connection with the Telecommunications Equipment. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Landlord agrees that it shall not install, and shall prohibit the installation and/or operation by any other party of, any microwave dishes/earth satellite disks, whip antennae, other communications devices, towers and/or other structures on the roof of the Building which would interfere with Tenant’s use of the Telecommunications Equipment. Tenant's connection to third-party fiber optic and television providers cables in the Building shall be without charge to Tenant.

29.40Intentionally Omitted.

29.41Green Cleaning/Recycling. To the extent a governmentally mandated “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or Project, Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors) solely as the same is imposed on the Premises. To the extent Tenant fails to comply with any of such governmentally mandated recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.42Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Notwithstanding anything contained herein to the contrary, for the purposes of this Section 29.42, the phrase “Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange. Neither Landlord nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become Prohibited Persons (i.e., no such person or entity will be restricted from doing business under the Patriot Act, OFAC or other U.S. statute or applicable Executive Order). Notwithstanding anything contained herein to the contrary, for the purposes of this Section 29.42, the phrase “Landlord nor any of its affiliates, nor any of their respective members, partners or other equity holders” and all similar such phrases shall not include (a) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (b) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Kilroy Realty Finance Partnership, L.P., Kilroy Realty, L.P. or Kilroy Realty Corporation. Prior to and during the Lease Term, Landlord and Tenant, and to Landlord's and Tenant's knowledge, their respective employees and any person acting on their behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.43Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN” such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P., a Delaware limited partnership

By: Kilroy Realty Corporation, a Maryland corporation Its General Partner

By: /s/ Nelson Ackerly

Name: Nelson Ackerly

Its: Senior Vice President, San Diego

By: /s/ John Osmond

Name: John Osmond

Its: SVP Asset Management

“TENANT”:

TANDEM DIABETES CARE, INC., a Delaware corporation

By: /s/ Leigh Vosseller

Name: Leigh Vosseller

Its: EVP and CFO

EXHIBIT A

DEL MAR CORPORATE CENTRE III

OUTLINE OF PREMISES

First Floor

401
306
307
504
303
101
501
100
102
300
302
304
301
103
305
400
500
402
503
104
502

Second Floor

001
(521.82)
306
106
107
310
303
304
101
308
100
102
300
302
301
103
305
108
105
104
N

Third Floor

001
(521.82)
306
310
106
107
303
304
101
308
100
102
300
301
302
103
305
105
104

Fourth Floor

001
(521.82)
306
310
106
107
303
304
305
101
308
100
102
300
302
301
103
105
104

Fifth Floor

STEVENSON SYSTEMS
001
(3466.9)
105
104
306
310
303
304
305
101
308
100
102
106
300
302
301
107
103
N

EXHIBIT B

DEL MAR CORPORATE CENTRE III

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Improvements (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

SECTION 1

POSSESSION

Except as specifically set forth in this Work Letter and the Lease, Landlord shall tender possession of the Premises to Tenant in its existing “as-is” condition in accordance with the timing and other terms and conditions set forth in the Lease.

SECTION 2

IMPROVEMENTS; TENANT DELIVERABLES; TIME DEADLINES

2.1Description of Improvements. Subject to the terms and conditions of this Work Letter (including, but not limited to, Landlord's approval rights set forth in Section 3 below), Tenant shall be responsible for the design and construction of the improvements in the Premises, which improvements shall be permanently affixed to the Premises (the “Improvements”). Landlord and Tenant acknowledge that the Improvements are to be designed and constructed in Phases consistent with the phased delivery of the Premises identified in the Lease. Accordingly, the process for the design, bidding, selection of the Contractor, execution of the construction contract, the determination of Landlord's SOV and Tenant's SOV, and construction of the Improvements outlined in this Section 2 shall be repeated for each Phase of the Improvements, unless waived by Tenant or otherwise agreed to by the parties. Responsibility for costs relating the design and construction of the Improvements, as between Landlord and Tenant, shall be governed by Section 4 and the other provisions of this Work Letter. Notwithstanding any contrary provision of the Lease, all of the Improvements shall be and become a part of the Premises and shall be the property of Landlord. Restoration and removal requirements with respect to the Improvements shall be governed by Article 8 of the Lease.

2.2Tenant Deliverables and Time Deadlines. Tenant acknowledges that Landlord is a publicly traded real estate investment trust (REIT) and due to such REIT status Landlord is required to satisfy certain tax and accounting requirements and related obligations in connection with the leases at the Project. In order to satisfy such requirements and obligations in connection with this Lease, Landlord requires various construction-related deliverables described on the attached Schedule 1 to be submitted by Tenant to Landlord (“Tenant Deliverables”) at the designated times set forth on the project schedule attached hereto as Schedule 1-A (the “Project Schedule”). Tenant and Landlord each hereby agree to timely comply with the deadlines and timing forth on the Project Schedule, as the same may be updated by the parties from time to time. Except as otherwise provided on Schedule 1, Tenant Deliverables shall be sent to Landlord via electronic mail in the form of a .pdf electronic copy of such Tenant Deliverable.

SECTION 3

DESIGN OF IMPROVEMENTS; SELECTION OF TENANT'S AGENTS

3.1Construction Drawings. The plans and drawings for each Phase of the Improvements shall be known collectively herein as the “Construction Drawings.” All Construction Drawings shall be prepared by Tenant pursuant to the terms of this Work Letter shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed, except if the Construction Drawings are incomplete in any material respect or a Design Problem exists (collectively, “Landlord's Consent Standard”). Tenant and Architect (as defined in Section 3.7 below) shall have the right to verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same (subject to Landlord's approval rights set forth in this Section 3). Notwithstanding that any Construction Drawings are reviewed or approved by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Tenant acknowledges and agrees that any Construction Drawings submitted by Tenant or its agents to Landlord for approval pursuant to the terms of this Work Letter shall constitute Tenant's approval thereof.

3.2Final Space Plan. On or prior to the date that shown on the Project Schedule therefor, Tenant shall submit to Landlord for approval in accordance with Landlord’s Consent Standard, its final space plan for the Phase I portion of the Premises (the “Phase I Final Space Plan”). On or prior the date shown on the Project Schedule therefor (and before any Working Drawings, as defined in Section 3.3 below, have been commenced for such Phase), Tenant shall submit to Landlord for approval in accordance with Landlord's Consent Standard, its final space plan for the Phase II portion of the Premises (the “Phase II Final Space Plan”, along with the Phase I Final Space Plan, each a “Final Space Plan”). Tenant shall send to Landlord's representative identified in this Work Letter one (1) .pdf electronic copy of such Final Space Plan via e-mail or “Dropbox” or other similar electronic delivery method if necessary due to the digital size of the document (as applicable, “Electronic Delivery”). The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and major equipment systems contemplated by Tenant to be installed therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan of any Design Problem and the specific nature and aspects of such Design Problem. If Landlord timely identifies such Design Problem, Tenant shall cause the Final Space Plan to be revised to correct such Design Problem to Landlord's reasonable satisfaction as soon as practicable following Tenant's receipt of notice of Landlord's identification of such Design Problem. The foregoing process shall be repeated until the Final Space Plan has been approved by Landlord; provided that Landlord shall respond within five (5) business days following receipt of such revised Final Space Plan regarding the resolution of such Design Problem and Landlord’s review of the revised Final Space Plan shall be limited thereto. In accordance with the Project Schedule listed on Schedule 1-A, Tenant shall provide Landlord with a preliminary breakdown, by major trade, of the anticipated costs to be incurred (or which have been incurred), in connection with the design and construction of the Improvements for the particular Phase (the “Preliminary Budget”). If Landlord fails to timely notify Tenant of any Design Problem related to any iteration of either Final Space Plan, then Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Final Space Plan within three (3) business days after Landlord’s receipt of such notice, then the Final Space Plan shall be deemed approved as submitted by Tenant.

3.3Working Drawings. Upon the approval of the Final Space Plan for each particular Phase by Landlord and Tenant, Tenant shall promptly after and when necessary (i) supply the Engineers (as defined in Section 3.6 below) with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, to enable the Engineers and the Architect to complete the “Working Drawings,” as defined below, in the manner as set forth below, (ii) cause the Architect and the Engineers to complete the architectural and engineering drawings for the Improvements in a manner consistent with, and which are a natural and logical extension of, the approved Final Space Plan for the particular Phase, and (iii) cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficient to allow subcontractors to bid on the work and to obtain all applicable Permits, as defined below (collectively, the “Working Drawings”). The Working Drawings for each Phase shall be submitted to Landlord for approval in accordance with Landlord's Consent Standard on or before the date set forth in the Project Schedule following Landlord's approval of the Final Space Plan for such Phase. Tenant shall send to Landlord's representative identified in this Work Letter one (1) .pdf electronic copy of such Working Drawings via Electronic Delivery. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Working Drawings of any Design Problem and the specific nature and aspects of such Design Problem. If Landlord timely identifies such Design Problem, Tenant shall cause the Working Drawings to be revised to correct such Design Problem to Landlord's reasonable satisfaction as soon as practicable following Tenant's receipt of notice of Landlord's identification of such Design Problem. The foregoing process shall be repeated until the Design Problem identified by Landlord in the Working Drawings for the particular Phase has been resolved, provided that Landlord shall advise Tenant within five (5) business days after Landlord's receipt of any revised Working Drawings regarding the resolution of such Design Problem and Landlord’s review of the revised Working Drawings shall be limited thereto. The foregoing Approved Working Drawings procedure, and the submissions/approvals related thereto, may, at Tenant's election, be conducted on a floor-by-floor basis. If Landlord fails to timely notify Tenant of any Design Problem related to any iteration of either Working Drawings, then Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Working Drawings within three (3) business days after Landlord’s receipt of such notice, then the Working Drawings shall be deemed approved as submitted by Tenant. In the event that the Working Drawings or any amendment or supplement thereto shall require any changes or modifications to the Base Building (“Base Building Changes”), and if Landlord in its sole and exclusive discretion approves such Base Building Changes, Landlord shall notify Tenant of the need for and cost of such Base Building Changes and Tenant shall pay the cost of such required Base Building Changes as and when such Base Building Changes are constructed in connection with the Improvements (subject to Tenant's right to use a portion of the Improvement Allowance, as defined below, towards the cost of such Base Building Changes in accordance with Section 4.3.1(iv) below). The cost of any Base Building Changes shall include, without limitation, all architectural and/or engineering fees and construction costs in connection therewith, plus Landlord's standard coordination fee for servicing and overhead.

3.4Approved Working Drawings; Permits. The Working Drawings as approved by Landlord shall be referred to herein as the “Approved Working Drawings”. Concurrently with submitting the Working Drawings to Landlord for its approval in accordance with this Work Letter, Tenant may also submit the Approved Working Drawings for the particular Phase to the appropriate municipal authorities for plan check and diligently pursue all applicable building permits and approvals for the Improvements (the “Permits”) in accordance with the Project Schedule. Tenant shall deliver copies of the final, approved Permits to Landlord prior to any required inspections by governmental agencies with jurisdiction thereover with respect to the construction of any Improvements for which such Permits are required; provided that Tenant may commence any construction with respect to the Improvements for which Permits are not required. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's sole responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Notwithstanding any provision to the contrary in this Lease, to the extent the applicable governmental authority is delayed in issuing the applicable building permit for the Improvements to the Phase I portion of the Premises beyond the date which is ten (10) weeks following a complete submittal therefor (the “Permit Outside Date”), the “Phase I Allowance Deadline” and “90% Threshold Deadline” applicable to the Phase I portion of the Premises (as such terms are defined in Section 4.2, below) shall be extended on a day for day basis for each day beyond Permit Outside Date that the applicable building permit is not issued until the same is issued, provided that any such delay beyond the Permit Outside Date results only from a delay in the response of the governmental authority (and not any other reason, such as any deficiencies or errors in the building permit submittal to the applicable governmental authority).

3.5Improvement Changes. No changes, modifications or alterations in the Approved Working Drawings (“Improvement Changes”) which (i) would result in a Design Problem, or (ii) would require the issuance of a Permit may be made without the prior written consent of Landlord. In the event Tenant desires to implement an Improvement Change, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the Improvement Change that Tenant desires to make to the Approved Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Drawing Change Notice of any Design Problem and the specific nature and aspects of such Design Problem or if such Improvement Change would require the issuance of a Permit. If Landlord timely identifies such Design Problem or Permit requirement, Tenant shall cause the Improvement Change to be revised to (a) correct such Design Problem to Landlord's reasonable satisfaction, or (b) no longer require the issuance of a Permit, as applicable, as soon as practicable following Tenant’s receipt of notice of Landlord’s identification of such Design Problem or Permit requirement. The foregoing process shall be repeated until the Design Problem or Permit requirement caused by the Improvement Change has been resolved; provided that Landlord shall advise Tenant within three (3) business days after Landlord’s receipt of any revised Improvement Change regarding the resolution of such Design Problem and Landlord’s review of the revised Working Drawings shall be limited thereto. If Landlord fails to timely advise Tenant regarding the resolution of any Design Problem or Permit requirement Landlord’s receipt of any revised Improvement Change, then Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the revised Improvement Change within three (3) business days after Landlord’s receipt of such notice, then the revised Improvement Change shall be deemed approved as submitted by Tenant. Except as expressly set forth herein, any Improvement Changes approved by Landlord pursuant to the terms hereof shall otherwise be treated as Improvements for purposes of the Lease and this Work Letter.

3.6Building Standards; LEED Certifications. Landlord has established specifications for certain Building standard components to be used in the design and construction of the Improvements as set forth on the attached Schedule 3.6 (the “Mandatory Specifications”). The Mandatory Specifications shall be fixed and firm for purposes of the design and construction of the Improvements contemplated by this Work Letter. The quality of the Improvements shall be not less than the quality of such Building standards, provided that such Improvements comply with the Mandatory Specifications. Tenant shall not install any systems, equipment or Improvements that would jeopardize any LEED certifications for the Project.

3.7Selection of Architect, Engineers, Contractor and Tenant's Agents. Tenant shall retain the architect (the “Architect”) and the engineering consultants (the “Engineers”) to prepare the Construction Drawings in accordance with the requirements of this Work Letter. Tenant shall also retain the general contractor (the “Contractor”) to construct the Improvements for the particular Phase in accordance with the Approved Working Drawings. The Architect, Engineers, Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant are referred to herein as “Tenant's Agents”. The Architect, Engineers, and Contractor (which selection, if desired by Tenant, may be made pursuant to a competitive bidding process) must be approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that Landlord hereby preapproves ID Studios as the Architect. Other than the foregoing preapproved Tenant’s Agents, Tenant shall retain only Landlord's designated Engineers to design and perform life safety, structural, and HVAC work relating to the Base Building, provided (i) such Engineers are properly qualified for such work, and (ii) the cost thereof is competitive with comparable projects in Comparable Buildings; provided that Landlord hereby approves Michael Wall Engineering, Inc. as Tenant’s consulting electrical engineering firm and McParlane Engineering for mechanical engineering. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would demonstrably and materially adversely disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project during the construction of the Improvements. Tenant's Agents shall not be required to be or employ union labor, including under master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

SECTION 4

COST OF IMPROVEMENTS; IMPROVEMENT ALLOWANCE

4.1Construction Contract; Final Costs; Schedules of Values. Tenant shall engage the Contractor for the construction of the Improvements for each Phase under a construction contract reasonably approved by Landlord, which construction contract shall be deemed reasonable to the extent it incorporates Landlord's standard construction contract rider in the form attached hereto as Schedule 4.1 (the “Contract”). Prior to the commencement of the construction of each Phase of the Improvements, and after Tenant has accepted all bids for such Phase of the Improvements, Tenant shall provide Landlord as to such Phase with (i) a copy of the fully executed Contract, (ii) Tenant's updated Project Schedule for construction of such Phase of the Improvements, and (iii) a detailed schedule of values which includes a breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of such Phase of the Improvements, which costs form a basis for the amount of the Contract (the “Final Costs”). In the event that the Final Costs will exceed the amount of the Improvement Allowance for the particular Phase, Tenant shall so advise Landlord and the parties shall promptly meet and confer in order to establish two (2) separate schedules of values for the Improvement Allowance Items for that Phase: (a) the first of which (the “Landlord SOV”) shall specifically identify certain assets and trades included in the Improvement Allowance Items that (x) when totaled together substantially equal the amount of the Improvement Allowance for the particular Phase to the maximum extent possible without splitting or apportioning the cost of specific assets, line items or trades unless expressly approved by Landlord, and (y) is reasonably contemplated to be at least ninety percent (90%) complete by (A) the “Lease Commencement Date” set forth in the Lease with respect to the Phase I portion of the Premises, or (B) the “Phase II RCD” set forth in the Lease with respect to the Phase II portion of the Premises (such Improvements included in the Landlord SOV to be referred to herein as the “Landlord SOV Improvements”); and (b) the second of which (the “Tenant SOV”) shall include the remainder of the work required in connection with the design and construction of the Improvements for the particular Phase (the “Tenant SOV Improvements”). Tenant shall submit a proposed Landlord SOV and Tenant SOV to Landlord for approval no later than five (5) business days after the initial meeting between Landlord and Tenant, provided that such approval shall be limited to whether the resubmitted Landlord SOV meets the initial criteria applicable thereto specified hereinabove in subsection (b). Landlord shall approve or disapprove of Tenant's proposed Landlord SOV within five (5) business days after receipt thereof from Tenant. If disapproved by Landlord, Tenant shall cause the Landlord SOV to be revised to meet the initial criteria applicable thereto specified hereinabove in subsection (b) within five (5) business days of Tenant's receipt of Landlord's disapproval. The foregoing process shall be repeated until the Landlord SOV meets the initial criteria applicable thereto specified hereinabove in subsection (b) or such compliance is waived by Landlord. Each of Landlord and Tenant agrees to meet and confer with the other and to otherwise reasonably cooperate to complete the Landlord SOV. Notwithstanding anything to the contrary herein, the entire Improvement Allowance for each Phase shall be available for the costs to design and construct the Improvements provided that Tenant shall, to the extent reasonably achievable given the sequencing of construction of the Improvements for the particular Phase, expend the Improvement Allowance funds for such Phase for the Landlord SOV Improvements prior to expending any of its own funds in connection with the Improvements for such Phase. In the event that following Tenant's delivery and Landlord's approval of the initial Landlord SOV and Tenant SOV, the total cost of the Improvement Allowance Items for a particular Phase included in the Landlord SOV Improvements will be less than the amount of the Improvement Allowance for such Phase, then Tenant shall be entitled to revise the Landlord SOV and the Tenant SOV such that the Improvement Allowance Items for such Phase included in the Landlord SOV Improvements equals the amount of the Improvement Allowance for such Phase; provided that in all events, Tenant shall be entitled to the full amount of the Improvement Allowance and to utilize all or any part of either the Phase I Improvement Allowance and/or the Phase II Improvement Allowance to any Phase of the Improvements.

4.2Improvement Allowance. Tenant shall be entitled to a improvement allowance (the “Improvement Allowance”) in an aggregate total amount of Fifteen Million Four Hundred Sixty- Five Thousand Six Hundred Sixty-Five and 00/100 Dollars ($15,465,665.00) (i.e., Eighty-Five and 00/100 Dollars ($85.00) per rentable square foot of the Premises), which is comprised of: (i) Twelve Million Two Hundred Twenty-Seven Thousand Two Hundred Fifty and 00/100 Dollars ($12,227,250.00) for Improvements to the Phase I portion of the Premises (the “Phase I Improvement Allowance”), and (ii) Three Million Two Hundred Thirty-Eight Thousand Four Hundred Fifteen and 00/100 Dollars ($3,238,415.00) for Improvements to the Phase II portion of the Premises (the “Phase II Improvement Allowance”, for the costs of the Improvement Allowance Items (as defined below) attributable to the particular Phase. In no event shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance in connection with the design and construction of the Improvements. If Tenant fails to properly submit requests for disbursement to Landlord in compliance with the requirements of Section 4.3 below comprising at least ninety percent (90%) of, respectively, the Phase I Improvement Allowance or Phase II Improvement Allowance (as applicable, the “90% Threshold”), on or before the corresponding Lease Commencement Date or Phase II RCD, as applicable (each, a “90% Threshold Deadline”), then with regard to that portion of the Phase I Improvement Allowance which is the difference between the amount of properly submitted requests for disbursement to Landlord and the 90% Threshold (such difference, the “Improvement Allowance Shortfall”), Tenant shall no longer be entitled to fifty percent (50%) of such Improvement Allowance Shortfall. If Tenant thereafter fails to properly submit requests for disbursement to Landlord in compliance with the requirements of Section 4.3 below for the remainder of the Improvement Allowance Shortfall on or before that date which is one (1) month following the corresponding 90% Threshold Deadline, then Tenant shall no longer be entitled to any remaining portion of such Improvement Allowance Shortfall. Notwithstanding anything to the contrary contained in this Work Letter, Tenant shall not be entitled to any portion of the Phase I Improvement Allowance or Phase II Improvement Allowance, as applicable, for which Tenant has not submitted a request for disbursement to Landlord in compliance with the requirements of Section 4.3 below on or before (a) that date which is twelve (12) months following the Lease Commencement Date with respect to the Phase I Improvement Allowance (the “Phase I Allowance Deadline”), and (b) that date which is twelve (12) months following the Phase II RCD with respect to the Phase II Improvement Allowance (the “Phase II Allowance Deadline”), and any such remaining portion of the Phase I Improvement Allowance or Phase II Improvement Allowance, as applicable, as of the Phase I Allowance Deadline or Phase II Allowance Deadline, as applicable, shall remain with Landlord as its sole property; provided, however that the Phase I Allowance Deadline and Phase II Allowance Deadline shall not apply to any Final Retention payable to the Contractor. Tenant shall be solely responsible for timely payment of all costs and expenses relating to the Improvements for each Phase that are in excess of the Improvement Allowance for such Phase.

The following costs and expenses relating to the Improvements shall be borne by Landlord at no cost to Tenant and not as part of the Improvement Allowance: (i) costs incurred in connection with errors or deficiencies in the original design or construction of the Premises, the Building or the Project to the extent then-existing as of the date of the Lease; (ii) additional costs and expenses incurred by Landlord on account of any of Landlord's contractor's or Landlord's subcontractor's construction defects; (iii) costs arising from or in connection with the presence of Hazardous Materials in, on or under the Project to the extent not brought onto the Project by Tenant; or (iv) the cost of any changes necessary to correct any failure of the Building or Project, existing as of the date of this Lease, to comply with Applicable Laws (including ADA and other code requirements) in accordance with Section 24 of the Lease, except to the extent such change is triggered by the Improvements (any such event being referred to as a “Landlord Impact”).

4.3Disbursement of Improvement Allowance.

4.3.1Improvement Allowance Items. The Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Improvement Allowance Items”):

(i)    Payment of the fees of the Architect and the Engineers, which fees shall not exceed an aggregate amount equal to Eight and 00/100 Dollars ($8.00) per rentable square foot of the applicable Phase of the Premises;

(ii)    Payment of the fees of Tenant's construction manager, which fees shall not exceed an aggregate amount equal to Two and 00/100 Dollars ($2.00) per rentable square foot of the applicable Phase of the Premises;

(iii)    The cost of furniture, fixtures, and equipment for the Premises, which costs shall not exceed an aggregate amount equal to Five and 00/100 Dollars ($5.00) per rentable square foot of the applicable Phase of the Premises, provided, however, that the aggregate total of Improvement Allowance Items under Sections 4.3.1 (i), (ii), and (iii) shall not exceed Twelve and 00/100 Dollars ($12.00) per rentable square foot of the applicable Phase of the Premises;
(iv)    The payment of plan check, permit and license fees relating to construction of the Improvements;

(v)    The cost of construction of the Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;

(vi)    The cost of any Base Building Changes included in the Approved Working Drawings which are not due to a Landlord Impact;

(vii)    The cost of any changes to the Construction Drawings or Improvements required by Code which are not due to a Landlord Impact;

(viii)    The cost of the “Coordination Fee,” as defined in Section 4.4 of this Work Letter; and

(ix)    Sales and use taxes.

4.3.2Disbursement Procedures. Prior to and during the construction of the Improvements for each Phase, Landlord shall make disbursements of the Improvement Allowance for such Phase for the Improvement Allowance Items as follows:

4.3.2.1Monthly Disbursements. On or before the first (1st) day of each calendar month during the construction of the Improvements for each Phase (or such other date as Tenant may designate and is reasonably approved by Landlord) (“Submittal Date”), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor that has been approved by Tenant and Tenant's Architect on the AIA G702 and G703 forms or such other format requested by Tenant and reasonably approved by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements for such Phase (with the Landlord SOV Improvements and Tenant SOV Improvements identified separately), detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant's Agents for labor rendered and materials delivered in connection with the applicable Improvements, which invoices shall be signed by the Architect and otherwise be in a format acceptable to Landlord; (iii) executed mechanic's lien releases (which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord) from all of Tenant's Agents and which shall comply with California Civil Code Sections 8132, 8134, 8136 and 8138, as applicable; (iv) the Tenant Deliverables set forth in Sections 2 and 3 of Schedule 1 attached to this Work Letter, (i.e., the “Ongoing During Construction” and “Prior to Release of Any Funds Related to Hard Costs” categories of Tenant Deliverables, respectively); and (v) all other information directly related to such request for payment reasonably requested by Landlord (collectively, the “Monthly Draw Request”). Landlord shall notify Tenant of Landlord's approval or reasonable disapproval of such Monthly Draw Request, or portion thereof, within ten (10) days after the later of the applicable Submittal Date therefor and Landlord's receipt of such Monthly Draw Request (the “Draw Request Approval Period”). Within thirty (30) days after the later of the Submittal Date and Landlord's receipt of such Monthly Draw Request, as to those portions of the applicable Monthly Draw Request which Landlord has approved during the Draw Request Approval Period, Landlord shall deliver to Contractor a check made payable directly to Contractor (unless Tenant has notified Landlord that it requires that Landlord deliver to Tenant a check made payable directly to Tenant or made jointly payable to Contractor and Tenant) for the lesser of: (A) the amounts so requested by Tenant applicable to the Improvements for the applicable Phase, less a ten percent (10%) retention excluding the Non-Construction Allowance Items (as defined below) as to which no retention shall be required as between Landlord and Tenant (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance for such Phase (not including the Final Retention), excluding such portions of the Monthly Draw Request for payment for work that Landlord determines and asserts in good faith is materially non-compliant with the Approved Working Drawings. In the event that Landlord identifies any such material non-compliance with the Approved Working Drawings, Landlord shall provide Tenant with a detailed statement identifying the same, and, if Tenant does not in good faith dispute Landlord’s determination and notify Landlord thereof within three (3) business days after Landlord notified Tenant of such determination, Tenant shall cause such work to be corrected to eliminate such material non-compliance. In the event Tenant timely and in good faith disputes Landlord's determination that such material non-compliance exists, and/or the parties cannot resolve any other dispute regarding Landlord's payment of any disputed or disapproved amounts in any such Monthly Draw Request, the applicable dispute shall be resolved by agreement of the Landlord’s architect and Tenant’s Architect. Following such resolution, any amounts subsequently approved for payment from such Monthly Draw Request shall be made within thirty (30) days of such resolution and otherwise in accordance with the payment procedures for any approved Monthly Draw Request. Notwithstanding the foregoing, with respect to fees and expenses of the Architect and Engineers, the payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and any other pre-construction items for which the payment scheme set forth hereinabove is not applicable (collectively, the “Non‑Construction Allowance Items”), Landlord shall make disbursements of the Tenant Improvement Allowance therefor on a monthly basis following Landlord's receipt of invoices and other reasonable evidence that Tenant has incurred the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs, in which event conditional lien releases must be submitted in connection with such costs) and such other information and documentation reasonably required by Landlord. As between Landlord and Tenant, Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

4.3.2.2Final Retention. A check for the Final Retention payable jointly to Tenant and Contractor, or directly to either Contractor or Tenant at Tenant’s sole discretion, shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of all of the Improvements for the particular Phase (i.e., the Landlord SOV Improvements and the Tenant SOV Improvements), provided that (i) Tenant has delivered to Landlord paid invoices for all of the Improvements for such Phase and related costs and all other Tenant Deliverables set forth in Section 4 of Schedule 1 attached to this Work Letter (i.e., the “Prior to Release of Final Payment” category of Tenant Deliverables), and (ii) Landlord has determined that the Improvements for the particular Phase are consistent with the Approved Working Drawings (as may be modified by approved Improvement Changes). Landlord shall use commercially reasonable efforts to make such determination promptly following its receipt of notification from Tenant (or the Architect's certification) that the construction of the Improvements for the particular Phase has been substantially completed.

4.4Landlord Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one-percent (1%), and (ii) the total hard construction costs incurred for the actual construction of the Landlord SOV Improvements (and not any Tenant SOV Improvements) for each Phase (i.e., excluding costs relating to the design (e.g., architectural and engineering fees), permitting and construction insurance related to such Improvements), which Coordination Fee shall be for services rendered by Landlord in connection with the coordination of Tenant's construction of the Landlord SOV Improvements and which may be paid out of the Improvement Allowance funds. Fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the Construction Drawings, any third-party costs reasonably incurred by Landlord to obtain any Tenant Deliverables which Tenant fails to timely deliver pursuant to the terms of this Work Letter are included in the Coordination Fee.

SECTION 5

CONSTRUCTION OF IMPROVEMENTS

5.1 Requirements of Tenant's Agents.

5.1.1Compliance with Construction Drawings and Rules and Regulations. The construction of the Improvements by Tenant and Tenant's Agents shall comply with the following requirements: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings, subject to approved Improvement Changes; and (ii) Tenant shall abide by all commercially reasonable rules and regulations made by Landlord with respect to the use of freight, loading dock and service elevators, storage of materials, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements.

5.1.2Indemnity. Tenant's and Landlord's indemnifications of each other, as well as their mutual waivers of consequential damages, both pursuant to the terms of the Lease, shall also apply to Tenant's construction of the Improvements. With regard to Tenant's indemnity, the same shall also apply with respect to any and all costs, losses, damages, injuries and liabilities for personal injury and property damage related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment except to the extent caused by the negligence or willful misconduct of the Landlord Parties.

5.1.3Warranties and Guaranties. Each of Tenant's Agents shall warrant and guarantee that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof (the “Warranty Period”). Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within such Warranty Period. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Project and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

5.1.4Insurance Requirements.

5.1.4.1General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

5.1.4.2Special Coverages. Tenant or its Contractor shall carry “Builder's All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

5.1.4.3General Terms. Certificates for all insurance carried pursuant to this Section 5.1.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 5.1.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 5.1.2 of this Work Letter.

5.2Governmental Compliance. Subject to Landlord’s obligations under this Work Letter and the Lease, the Improvements shall comply in all respects with the following: (i) the Code and other Applicable Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

5.3Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the Base Building or any other tenant's use of such other tenant's leased premises, Landlord may take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction. The foregoing shall exclude any matters to the extent arising due to a Landlord Impact, which matters shall remain Landlord’s sole responsibility.

5.4Meetings. Commencing upon the start of construction of the applicable Phase, Tenant shall hold meetings at a reasonable time in reasonable intervals as set forth on the Project Schedule, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at the Project, or another location designated by Tenant and approved by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend (including via teleconference or other similar means), all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken by Tenant or Tenant's Agents at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's most recent request for payment.

5.5Additional Services. If, during the course of construction of the Improvements, Landlord provides any additional services or facilities at Tenant's request (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, security, engineering, or ordering of materials), then Tenant shall pay Landlord for such services and facilities at Landlord's Actual Cost thereof. Landlord shall not have any obligation to provide any of the foregoing services or facilities. Landlord shall provide Tenant and Tenant’s Agents with utilities at the Building during, and for purposes of, Tenant’s design, construction, and completion of the Improvements without charge and the same shall not constitute additionally provided services or facilities by Landlord.

5.6Completion of Construction. Tenant shall diligently pursue the completion of construction of the Improvements in accordance with the Project Schedule (as the same is updated by Tenant from time to time) subject to matters beyond Tenant’s reasonable control and events of Force Majeure. Upon completion of all Improvements, Tenant shall deliver to Landlord, to the extent not previously delivered, all of the Tenant Deliverables set forth in Section 4 of Schedule 1 attached to this Work Letter (i.e., the “Prior to Release of Final Payment” category of Tenant Deliverables).

5.7Notice of Completion. Within thirty (30) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense.

SECTION 6

DELAYS OF LEASE COMMENCEMENT DATE

6.1Landlord Caused Delays. The Lease Commencement Date and the commencement of each period of Base Rent abatement for each Phase shall be extended, on a day-for-day basis, for each day of “Landlord Caused Delay” (as defined hereinbelow), if any, that (a) causes the Substantial Completion of the Improvements applicable to the Phase I portion of the Premises to not occur prior to September 1, 2022, or (b) causes the Substantial Completion of the Improvements applicable to the Phase II portion of the Premises to not occur prior to May 1, 2025. As used in this Work Letter, “Landlord Caused Delay” shall mean actual delays in the Substantial Completion of the Improvements to the extent resulting from (i) material and unreasonable interference by Landlord, its agents or the Landlord Parties (except as otherwise allowed under this Work Letter) with the Substantial Completion of the Improvements and which objectively preclude or delay the construction of Improvements in the Building by any person, which interference relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; and (ii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Improvement Allowance.

6.2Determination of Landlord Caused Delay. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing within three (3) business days of each of (i) the event which constitutes such Landlord Caused Delay and (ii) the date upon which such Landlord Caused Delay ends. Tenant’s failure to deliver either or both of such notices to Landlord within the required time period shall be deemed a waiver by Tenant of the contended Landlord Caused Delay. If such action, inaction or circumstance described in the notice set forth in (i) above of this Section 6.2 (the “Delay Notice”) are not cured by Landlord within three (3) business days of Landlord’s receipt of the Delay Notice (“Landlord's Cure Period”) and if such action, inaction or circumstance otherwise qualifies as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the day immediately following the expiration of Landlord’s Cure Period and ending as of the date such delay ends.

6.3Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 6, the term “Substantial Completion of the Improvements” shall mean completion of construction of the Improvements pursuant to the Approved Working Drawings, as the same may be revised from time to time subject to Landlord's right to approve any Tenant change, with the exception of any punch list items.

SECTION 7

MISCELLANEOUS

7.1Tenant's Representative. Tenant has designated Laurence Turner, Sr. Director, Facilities Operations; email: laturner@tandemdiabetes.com; Tel. No. (858) 401-1559, as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.2Landlord's Representative. Landlord has designated Robert Chambers (rchambers@kilroyrealty.com, 858.523.2217) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.3Electronic Notices and Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the notices and/or approvals required under this Work Letter via electronic mail to Tenant's and Landlord's respective representatives identified in Sections 7.1 and 7.2 of this Work Letter. The foregoing shall not preclude either party from sending any notices or approvals by any of the other means identified under the “Notices” provision of the Lease.

7.4Time Periods; Approval Process. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

7.5Tenant's Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any Event of Default by Tenant under the Lease or this Work Letter, subject to such notice and cure periods as are consistent with the provisions of Section 19.1 of the Lease as to the nature of such default, occurs prior to Substantial Completion of the Improvements,, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, (i) Landlord shall have the right to cause the cessation of construction of the Improvements (in which case, any delay in the occurrence of the Lease Commencement Date beyond the outside date therefor shall not be a Landlord Caused Delay), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

SCHEDULE 1 TO EXHIBIT B

LIST OF TENANT DELIVERABLES
1.    PRIOR TO START OF CONSTRUCTION OF IMPROVEMENTS FOR EACH PHASE
1.1.    Approved and permitted Construction Drawings
1.2.    Approved subcontractors list
1.3.    Copies of all executed Contracts with Contractor
1.4.    Construction Schedule
1.5.    Copies of Permits for Improvements (prior to required inspections)
1.6.    Preliminary Budget and the budget with Final Costs, including the Landlord SOV and Tenant SOV

2.    ONGOING DURING CONSTRUCTION FOR EACH PHASE
2.1.    Budget and Construction Schedule revisions as they occur
2.2.    Change orders as they occur
2.3.    Construction Drawings revisions as they occur
2.4.    Monthly applications of payment certified by Architect with reciprocal releases when received
2.5.    Monthly Architect's field report or equivalent
2.6.    Monthly 4-week look ahead schedule
2.7.    Weekly meeting minutes
2.8.    Permit sign off card when received

3.    PRIOR TO RELEASE OF ANY FUNDS RELATED TO HARD COSTS FOR EACH PHASE
3.1.    Final Space Plans approved by both parties
3.2.    Construction Drawings approved by both parties
3.3.    Project budget
3.4.    Project schedule
3.5.    Pay applications approved by the Architect
3.6.    Formal written request from Tenant's representative requesting specific amounts to be disbursed

4.    PRIOR TO RELEASE OF FINAL RETENTION PAYMENT FOR EACH PHASE
4.1.    Architect's Certificate of Substantial Completion (on the AIA G704 form or such other format approved by Landlord)
4.2.    Final Contractor pay application indicating 100% complete, 90% previously paid
4.3.    Unconditional mechanic's lien releases from Contractor and all subcontractors in compliance with applicable laws
4.4.    Final as-built drawings in PDF (permit stamped) and CAD files (architectural, electrical, mechanical, plumbing, fire sprinkler and fire life safety)
4.5.    Physical inspection of the Premises by Landlord inspection team
4.6.    Temporary certificate of occupancy, certificate of occupancy or other equivalent form, when received
4.7.    Landlord's Standard Close Out Package:
•Air Balance Report
•O & M Manuals
•MSDS Sheets
•Final Building Inspection Card(s)
•Final General Contractor Project Directory (complete contact info)
•Final Subcontractor List (complete contact info)
•Warranties/Guaranties
•Waste Diversion Documentation
•Approved Submittals
•Approved Shop Drawings
•RFIs
•Confirmation all keys/access cards returned

SCHEDULE 1-A TO EXHIBIT B

PROJECT SCHEDULE

	Date*	Event
A.	Five (5) business days after mutual execution of the Lease.	Final Space Plan for the Phase I Portion of the Premises to be completed by Tenant and delivered to Landlord.
B.	July 1, 2024	Final Space Plan for Phase the II Portion of the Premises to be completed by Tenant and delivered to Landlord.
C.	Ten (10) business days after Landlord's approval of the Final Space Plan for the Phase I or Phase the II Portion of the Premises (as applicable)	Tenant to deliver Preliminary Budget for such Phase to Landlord.
D.	Fifteen (15) business days after Landlord's approval of the Final Space Plan for the Phase I or Phase the II Portion of the Premises (as applicable)	Tenant to deliver Working Drawings for such Phase to Landlord for approval.
E.	Five (5) business days after Landlord's approval of the Working Drawings for the Phase I or Phase the II Portion of the Premises (as applicable).	Tenant to submit Approved Working Drawings to municipal authorities to obtain Permits for the applicable Phase.
F.	Every two (2) weeks, commencing upon the start of construction of the applicable Phase, until such Phase is complete.	Landlord and Tenant to meet regarding the progress of the Improvements to the applicable Phase.
G.	Lease Commencement Date	Landlord SOV Improvements for the Phase I portion of the Premises shall be at least ninety percent (90%) complete.
H.	Phase II RCD	Landlord SOV Improvements for the Phase II portion of the Premises shall be at least ninety percent (90%) complete.

*The events on this Schedule 1-A are listed in the order such events appear in the Work Letter.

SCHEDULE 3.6 TO EXHIBIT B

BUILDING STANDARDS

[ATTACHED PROVIDED]

DMCC III
12400 High Bluff Dr.
San Diego CA

MINIMUM BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS

ENERGY EFFICIENCY
Projects must implement the required prescriptive energy efficiency measures found throughout this document. If the tenant chooses, they may instead produce an energy model demonstrating that the project achieves an overall energy reduction of 10% or more below the requirements of Title 24-2014.

Tenant is encouraged to follow the guidelines of the ENERGY STAR Tenant Space program and apply for recognition for doing so. The ENERGY STAR Tenant Space program requires an estimation of future energy use, energy metering in line with current California building code requirements, efficient lighting, efficient office equipment, and a sharing of energy data on request in line with our standard lease language.

STANDARD PARTITIONS DEMISING PARTITION
a.3-5/8" x 20 gauge metal studs @ 16" on center.
b.1 layer each side 5/8" thick type 'x' gypsum wallboard.
c.Height from floor slab to underside of structure above.
d.R11 batt sound insulation in partition cavity.
e.Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.
f.Fire caulk @ partition and metal deck and at any penetrations as required by City of San Diego. (Fill deck flutes voids to achieve one (1) hour fire rating as required by code).
g.Provide openings above ceiling with sound boots as required, for return air as required by mechanical engineering and applicable code.

INTERIOR PARTITION
a.2-1/2" x 25 gauge metal studs @ 24" on center.
b.1 layer each side 5/8" thick type 'x' gypsum wallboard.
c.From floor slab to underside of ceiling grids as applicable.
d.Wall Bracing: 2-1/2" x 25 gauge metal studs at 45 degree diagonal to structure above staggered @ 4'-0" on center or as required by code and at door openings.
e.Partition taped and sanded smooth to a minimum of Level 4 finish.
f.Metal corner bead at terminations of partitions and at the ceiling.

INTERIOR ONE-HOUR SEPARATION PARTITION
a.3-5/8" x 20 gauge metal studs @ 16" on center.
b.1 layer each side 5/8" thick type 'x' gypsum wallboard.
c.From floor slab to underside of structure above.
d.R11 batt sound insulation in partition cavity.
e.Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.
f.Fire tape and fire caulk connections between partition, slab and deck as required.
g.Provide Fire dampers as required for penetrations and return air.

INTERIOR LOW PARTITION
a.2-1/2" x 25 gauge metal studs @ 16" on center.
b.1 layer each side and top 5/8" thick type 'x' gypsum wallboard.
c.Heights vary to maximum allowed by code.
d.Metal corner beads at all exposed corners.
e.Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.
f.Pipe support at free end within partition cavity and every 4’ on center.

COLUMN FURRING
a.2-1/2" x 25 gauge metal studs @ 24" on center.
b.1 layer one side 5/8" thick type 'x' gypsum wallboard.
c.Height from floor slab to 6" above ceiling grid or to deck above.
d.Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.

FURRING AT PERIMETER
a.Below glazing sill and above glazing head, 1 layer 5/8" thick type 'x' gypsum wallboard.
b.Taped and sanded smooth to a minimum of Level 4 finish to receive paint.
c.Gypsum wallboard to finish flush with face of mullion.

WALL TERMINATION AT MULLION
a.Install partition–end to die into closest mullion, not directly to glazing.
b.Dog-leg or similar design may be used.
c.No false mullions.
d.Partition walls require Neoprene or similar seal and caps at glazing mullions.

DOORS, FRAMES AND HARDWARE

SINGLE CORRIDOR DOOR AND HARDWARE
a.Single leaf U.L. rated, 20-minute suite entry door label attached to hinge side of door, 1- 3/4" x 3'-0" x 8’-10”, solid core wood, 5 ply, paint grade
b.Door shall be pre-finished and pre-mortised for hardware.
c.Door shall be pre-bored to accept optional electrified hardware.
d.Frame: 3’-0” x 8’-10” flush trim clear anodized extruded aluminum, 20-minute fire rated.
e.Hardware:
*Lockset: Schlage ND96RD. 626 Finish.
*Lever and Trim: SPA (Sparta)
*Cylinders: Best lock Corporation cylinders with an inter-changeable core and L keyway.
*Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish: 652 stainless steel – satin.
*Closer: LCN 4040XP Series Closer, Parallel arm on push side, finish to match 626. Cush-N-Stop arm where no wall available for wall-mounted stop.
*Exit Device: Von Duprin 99, 626 or 26D finish to match
*Stop: Trimco 1270WV-CP wall mounted, finish to match 630.
*Threshold: ‘Pemko’ 270A series as needed, finish 626.
*Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

Substitutions of equal hardware shall be subject to approved by landlord

DOUBLE CORRIDOR DOOR AND HARDWARE
a.Double leaf U.L. rated 20-minute suite entry doors with label attached to hinge side of doors, 1-3/4" x 6'-0" x 8’-10”, solid core wood, 5 ply, paint grade
b.Door shall be pre-finished and mortised for hardware.
c.Door shall be pre-bored to accept optional electrified hardware.
d.Frame: 6'-0" x 8’-10”, flush trim clear anodized extruded aluminum, 20-minute fire rated.
e.Hardware:
*Lockset: Schlage ND96RD. 626 Finish.
*Lever and Trim: SPA (Sparta)
*Cylinders: Best lock Corporation cylinders with an inter-changeable core and L keyway.
*Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish 652: stainless steel – satin.
*Closer: LCN 4040XP Series Closer, Parallel arm on push side, finish to match 626. Cush-N-Stop arm where no wall available for wall-mounted stop.
*Exit Device: Von Duprin 99, 626 or 26D finish to match
*Stop: Trimco 1270WV-CP wall mounted, finish 630.
*Threshold: ‘Pemko’ 270A series as needed, finish 626.
*Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.
*Auto Flush Bolt DCI No. 942, finish to match 626.
*Coordinator: DCI No. 600 series, finish to match 626.
*Astragal: ‘Pemco’ 355CV, finish 628

Substitutions of equal hardware shall be subject to approved by landlord

SINGLE INTERIOR DOOR AND HARDWARE
a.Single leaf, 1-3/4" x 3'-0" x 8’-10", solid core wood, 5 ply, paint grade
b.Door shall be prefinished and mortised for hardware.
c.Frame: 3'-0" x 8’-10”, flush trim clear anodized extruded aluminum, 20-minute fire rated.
d.Hardware
*Lockset: Schlage ND96RD. 626 Finish.
*Lever and Trim: SPA (Sparta)
*Cylinders: Best lock Corporation cylinders with an inter-changeable core and L keyway.
*Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish 652: stainless steel – satin.
*Closer: LCN 4040XP Series Closer, Parallel arm on push side, finish to match 626. Cush-N-Stop arm where no wall available for wall-mounted stop.
*Exit Device: Von Duprin 99, 626 or 26D finish to match
*Stop: Trimco 1270WV-CP wall mounted, finish 630.
*Threshold: ‘Pemko’ 270A series as needed, finish 626.
*Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

Substitutions of equal hardware shall be subject to landlord approval Wood veneer doors shall be subject to landlord approval

DOUBLE INTERIOR DOOR AND HARDWARE
a.Double leaf, 1-3/4" x 6'-0" x 8’-0", solid core wood, 5 ply, paint grade
b.Match face veneers of doors. Matching veneer at vertical edges.
c.Door shall be prefinished and mortised for hardware.
d.Frame: 6'-0" x 8’-0”, flush trim clear anodized extruded aluminum, 20-minute fire rated.
e.Hardware
*Lockset: Schlage ND96RD. 626 Finish.
*Lever and Trim: SPA (Sparta)
*Cylinders: Best lock Corporation cylinders with an inter-changeable core and L keyway.
*Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish 652: stainless steel – satin.
*Closer: LCN 4040XP Series Closer, Parallel arm on push side, finish to match 626. Cush-N-Stop arm where no wall available for wall-mounted stop.
*Exit Device: Von Duprin 99, 626 or 26D finish to match
*Stop: Trimco 1270WV-CP wall mounted, finish 630.
*Threshold: ‘Pemko’ 270A series as needed, finish 626.
*Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.
*Auto Flush Bolt DCI No. 942, finish to match 626.
*Coordinator: DCI No. 600 series, finish to match 626.
*Astragal: ‘Pemco’ 355CV. Finish 628

Substitutions of equal hardware shall be subject to landlord approval Veneer doors shall be subject to landlord approval

OPTIONAL DOORS AS APPROVED BY LANDLORD

Optional Doors as Selected by the Tenant for the tenant’s interior space may be submitted as outlined below subject to Landlords Approval:
•Herculite Glass Doors with Stainless Steel Styles at top and bottom and concealed hinges.
•Aluminum Storefront Doors with clear anodized finish set in Aluminum frames to match.

ACOUSTICAL CEILING
•Ceiling Tile: Armstrong-1775, White
•Installed Seismic, Compression Posts, and Splay wiring requires as per code.

OPEN CEILING
•Building Standard scrim installation required for open ceiling: LAMTEC, WMP-10

PAINT
•Three coats of eggshell interior latex washable paint by Frazee, Sinclair, or approved equal.
•Wall Paneling and Other Wall Coverings as selected by tenant subject to Landlords approval.

FLOOR COVERING
•Premium grade carpet tile. Selected by tenant subject to landlord approval.
•VCT Armstrong Vinyl Tile or approved equal, colors to be selected from a standard color chart.
◦Premium Grade Wood Floors subject to landlord’s approval
◦Premium Grade Tile Floors subject to Landlord’s approval

RUBBER BASE
•Rubber Base Roppe or equivalent 4” straight at carpet and coved at hard surface flooring.
•Wood Base subject to Landlords approval.
•Tile or Slate Base subject to Landlords approval.

PLASTIC LAMINATE
•Formica or WilsonArt.
•Other plastic laminates as selected by tenant subject to Landlords approval

WINDOW COVERINGS

Window covering replacement must either match what is currently installed, or Mecho Shade system must be installed.

Mecho system roller shade

SPECIFICATION
•Shade cloth: Mecho Euroveil/Twill 6462 Light Charcoal; 3% openness; dark side facing to the exterior.
•Shade bracket: Mecho Manual, U.O.N.
•ALL SHADES TO BE PROVIDED WITH FASCIA - FINISH TO MATCH THE MULLION IT IS ATTACHED TO U.O.N.
•PROVIDE RECOMMENDATION FOR SHADE CHAIN PLACEMENT
•ALL SHADES TO BE REGULAR ROLL (FABRIC ROLLS OFF BACK OF TUBE, TIGHT TO GLASS/MULLIONS) U.O.N.

GENERAL NOTES:
•INDIVIDUAL SHADES TO BE PROVIDED AT EACH WINDOW BAY WITH THE EXCEPTION OF HALF WIDTH WINDOW BAYS WHICH ARE TO BE GROUPED TOGETHER INTO 1 FULL WIDTH SHADE, U.O.N.
•ADJACENT SHADE BRACKETS TO BE BUTTED TIGHT AGAINST EACH OTHER WITH GAP CENTERED ON MULLION WITH A MAX 1” GAP BETWEEN THE SHADES
•WHERE A SINGLE SHADE OCCURS AT PUNCHED WINDOWS, SHADE BRACKETS ENDS TO BE TIGHT TO EDGES OF MULLIONS
•SHADES ALONG A SINGLE ELEVATION TO BE COORDINATED SO THAT ALL ALIGNMENTS ARE CONSISTENT.
•AT INSIDE CORNERS, ONE SHADE (PASS) RUNS THE FULL WIDTH OF WINDOW OPENING, THE ADJACENT SHADE (STOP) STOPS AT THE FACE OF THE PASS SHADE. BOTH SHADES ARE REGULAR ROLL. SOUTH AND WEST EXPOSURES SHOULD BE THE PASS SHADE.
•AT OUTSIDE CORNERS, FASCIA TO BE EXTENDED AND MITERED FOR A CONTINUOUS LOOK AROUND THE BEND.
•AT LOCATIONS WHERE THE SHADE BRACKET IS MOUNTED TO THE MULLIONS - CONFIRM THAT THE BACK OF THE BRACKET IS TIGHT AGAINST THE FRONT FACE OF THE VERTICAL MULLIONS AND THAT THE FRONT FACE OF THE OUTER VERTICAL MULLION (THE PIECE THAT ALIGNS WITH THE SILL) IS PROUD OF THE FRONT FACE OF THE SHADE FASCIA
•WHERE THE END OF SHADE BRACKET IS VISIBLE - FINISHED ENDCAP TO BE PROVIDED

ELECTRICAL SYSTEMS

The main base building electrical service consists of a 277/480 Volt 3 Phase, MSA 1 2500 Amp and MSA-2 2000 Amps. Main Switch board located within an electrical room. House panel meter, distribution, and sub panel function for core improvement only.

Bussing for panels and switchboards shall be tin-plated copper. For the electrical homeruns, we prefer to have all electrical circuits back to the panel in EMT conduit home runs, then branch out to devices, light fixtures, etc. in MC cable.

Transformer inside tenant space shall be equipped with properly design exhaust fan and door must swing out.

Distribution within the tenant suites shall be modified as a part of the Tenant Improvements and part of the tenant improvement allowance.

Tenant Improvement distribution shall include all necessary distribution boards, transformers and sub panels, engineered and designed for both lighting and convenience power as required by tenants demand in compliance with California Title 24.

Tenant installed lighting and controls shall be installed in compliance with California Title 24.

LIGHT FIXTURES
Wiring Devices
Switches, Receptacles, Cover Plates:
Manufacturer:    Levitron, Pass & Seymour
Type:        Decora, Plastic
Finish:        White

•Power poles shall be subject to landlord approval

Occupancy Sensors:Manufacturer: Wattstopper

Interior Luminaires
Lighting Fixtures - 2’ x 4’:
Manufacturer:    Lithonia
Type:        VTLED
Mounting:    Recessed
Air Function:    Heat Removal
Color Temp:    3500K

Lighting Fixtures - LED Down light:
Manufacturer:    Gotham
Type:        4” or 6” diameter
EVO 30/14 6 277 HSG SSQ
EVO 6AR TRW TRIM U
Mounting:    Recessed Emergency Lighting
Exit signs:
Manufacturer:    Lithonia LRP Series
Type:        Red, edge lit, LED, 277 volt
Mounting:    Wall, ceiling or pendant as necessary
Exit sign shall comply with UL 924

•Base building lighting control system shall be “Wattstoper” and shall be BacNet compatible.
•Tenant may elect to use additional alternate Architectural Lighting subject to Landlords Approval of Plans and Specs.

FIRE/LIFE SAFETY

All Life/Safety components shall be furnished and installed by the Landlords proprietary Life/Safety contractor: ECS

•Fire Alarm Speaker/Strobe: Wheelock Ceiling Mount ET90-24MCC-FW and Wheelock Ceilingl Mount ET70-24MCW-FW. Cover to be selected from manufacturer’s standards.
•Fire Alarm Strobe Light: Wheelock Ceiling Mount ZRS-MCC-FW and Wheelock Ceiling Mount ZRS-MCW-FW Cover to be selected from manufacturer’s standards.
•Manual Pull Station: Notifier NBG-12LX.

•Area Smoke Detectors: Notifier FSP-851 Smoke Detector Head with B710LP Low Profile Base.

Substitutions of equal components shall be subject to approved by landlord

Fire Extinguisher:
•Larsen Extinguisher Cabinet Semi-Recessed.    Paint cabinet to match adjacent finish.

AUTOMATIC FIRE SPRINKLERS

Fire sprinkler design & installation in accordance with U.B.C., NFPA 13 (1999 ed.) standards and San Diego fire & life safety published requirements.

Western Fire Protection
Contact: Eric Sutton
eric@westernfireprotection.com

SPRINKLERS: drops to be included in Tenant Improvement allowance
Manufacturer:    Tyco
Type:        Series RFII Royal Flush II Pendant Concealed Sprinklers
Rating:        165 Degrees Fahrenheit
Finish:        White cover plate
Piping:        MIC coated piping required

Fire sprinkler system shall be injected with Nitrogen at completion of construction

All County Fire
Contact: Jon Baptista
jon@allcountyfirepro.com

HEATING, VENTILATION AND AIR CONDITIONING:

The tenant HVAC system shall be designed to meet California Title 24 Energy standards.

The tenant HVAC system shall be designed to comply with California Quality Standards Section 118.

All new tenant HVAC system shall meet or exceed California Energy Efficiency Standards Sections 111-113-115 and 120 through 129.

All new tenant automatic controls shall comply with California Energy Efficiency Standards Sections 112 and 122.

Building HVAC system consists of Roof Top AC unit for each floor, serving a VAV Distribution system complete with medium pressure main duct loop on each floor. Preferred VAV box manufacturer, TITUS. Capacity and number of VAV units are Required for good zoning design. Plenum mounted VAV control units. Sheet metal ducts shall be designed and installed per ASHRAE and SMACNA recommendations. Supply air diffusers will be of a modular ceiling lay in type and be laid out on the basis of maximum 38 DB noise rating. Provide linear diffuser in hard ceiling areas. Controls Shall be BacNet compatible with existing Johnson control Building Automation System. Hot water piping of the VAV box heating coils per design shall be equipped
With shutoff valve on the supply with strainer, control valve and union and to return with balancing valve and union. Interior temperature zoning must not exceed 1500 sq. ft per zone on open space and a maximum of 3 offices per zone on closed offices. All tenant HVAC equipment shall be physically accessible for cleaning, maintenance, repair and replacement.

All control systems shall be furnished and installed by the Landlords proprietary vendor

Albireo Contact: Michael Curl
858-218-3131
mcurl@albireoenergy.com

TENANT AIR DISTRIBUTION:

The sheet metal ducts will all be designed and installed in accordance with ASHRAE and SMACNA recommendations.

Controls:

As part of the Tenant Improvement costs, direct digital controls (DDC) shall be provided for each zone and tied into the Base Building automation system. The DDC components and the associated programming will be provided by the Landlord’s proprietary vendor and included as a Tenant Improvements cost.

Fire and smoke dampers shall be provided per code.

Diffusers will be any one of the following as selected by Landlords Architect:
•Architectural air-bar linear diffusers
•Light troffer diffuser
•Lay-in tile ceiling diffusers

Albireo Contact: Michael Curl
858-218-3131
mcurl@albireoenergy.com

Low Voltage Cabling:

Summit Riser System maintains the Riser Room

Summit Riser Systems Charles Tran
949-251-9266
ctran@summitrisersystems.com

PLUMBING

Kitchen Faucet:
Manufacturer:    Premium Commercial Grade. Landlord Approval required

Insta Hot:
Manufacturer:    Chronomite, Instant – Flow Micro – Standard Flow Type: 8.3 kW model
Model:        M-30/277 (120 degrees)

Electronic Trap Primer:
Manufacturer:    MIFAB
Type:        MI-300-625-120 VAC-ENC

Hammer Arrestor:
Manufacturer:    MIFAB
Type:        MWH-A – 6”-1 1/8” – ½”

Dishwasher:
Manufacturer:    Asko
Type:        XL Series, Model D5426XLS

WATER SENSORS
Tenant shall install web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises. The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord.

Detection Group
Glen Paulus
gpaulus@dtection.com
O: 858-277-3457
C:619-922-0253

T-24 Commissioning Agent when independent agent is required

Argo Performance LTD
Jason McGehee
760-607-3500
619-843-2802 mobile
jason@argoperformance.com
Roofing
TSP Roof Systems Inc.
Contact: Michael Lindstrom
Mike.Lindstom@tsproofing.com

NOTES

Landlord can substitute like quality materials. Where more than one (1) type of material or structure is available, the selection will be at Landlord's option, provided that such selection does not increase the cost of such material or fixture.

SCHEDULE 4.1 TO EXHIBIT B

LANDLORD'S CONTRACT RIDER

[ATTACHED]

LANDLORD'S GENERAL TERMS AND CONDITIONS

INDEMNIFICATION

•To the fullest extent permitted by law, Contractor shall defend all claims through legal counsel acceptable to KILROY REALTY, L.P., a Delaware Limited Partnership and any of the other Indemnitees requiring defense, and indemnify and hold KILROY REALTY, L.P., a Delaware Limited Partnership, Kilroy Realty, L.P., Kilroy Realty Corporation, Kilroy Realty Finance Partnership, L.P., and any party with an interest in the Project, and any lender for the Project, and their respective parents, subsidiaries, shareholders, parents, members and affiliates at every tier, and all of the respective officers, directors, employees, partners, members, and shareholders of all of the foregoing, and all of the respective heirs, executors, successors and assigns of all of the foregoing (collectively referred to as “Indemnitees”) harmless from and against each and all of the following: (1) any claim, demand, liability, loss, damage, cost, expense, including reasonable attorneys’ fees, awards, fines, or judgments (collectively “Liabilities”) arising out of, or relating in any way, directly or indirectly, to the Work, death or bodily or personal injury to persons, injury or damage to tangible property, including the loss of use therefrom, construction defects, or other loss, damage or expense; (2) any and all Liabilities sustained by the Indemnitees, including reasonable attorneys’ fees, on account of or through the misuse of the land which is the Project location, the improvements thereon, or any part of either by a Contractor Party, or by any other person whomsoever thereon, at the invitation, express or implied, of a Contractor Party, or by permission of a Contractor Party arising out of or indirectly or directly due to or resulting from the performance of the Work by a Contractor Party; (3) any Liabilities, including reasonable attorneys’ fees, by reason of the misuse by a Contractor Party or any of its agents, servants, employees, invitees, licensees or permittees of the Project or any part thereof, or the improvements situated thereon; and (4) any negligence or willful misconduct or breach of the Agreement by any Contractor Party.

•This indemnity shall survive the expiration or termination of the Agreement and shall remain in effect until such time as an action on account of any matter covered by such indemnity is barred by applicable statute of limitations. Contractor’s indemnification obligation under these Landlord General Terms and Conditions (“General Conditions”) shall apply regardless of the passive negligence of Indemnitees and regardless of whether liability without fault is imposed or sought to be imposed on Indemnitees, except to the extent that such indemnity is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of the Agreement, and except where such Liabilities are the result of the sole or active negligence or willful misconduct of Indemnitees or independent contractors who are directly responsible to Indemnitees other than a Contractor Party.

•This indemnity shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist in favor of the Indemnitees under the Agreement, at law or in equity, as to any part or person described in these Landlord General Conditions or otherwise. Such indemnification shall extend to Liabilities which accrue or relate to events which occur after completion of the Work as well as during the Work’s progress. Nothing herein shall be deemed to abridge the rights, if any, of Owner or any of the other Indemnitees to seek contribution where appropriate. For the purposes of these Landlord General Terms and Conditions, Owner shall be deemed to mean KILROY REALTY, L.P., a Delaware Limited Partnership.

•As used herein, the term “Contractor Party” means Contractor, Contractor's Subcontractors of every tier, consultants and/or material suppliers and their respective employees, agents and/or representatives.

•In connection with any and all Claims against the Indemnitees and by any employee of the Contractor, any Subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under these Landlord General Conditions shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or any Subcontractor under worker's or workmen's compensation acts, disability benefit acts or other employee benefit acts.

•Indemnified Liabilities under these Landlord General Conditions shall include, without limitation: (1) injury or damage consequent upon the failure of or use or misuse by Contractor, its Subcontractor, agents, and all other kinds of items of equipment, whether or not the same be owned, furnished or loaned by Owner and (2) time expended by the Indemnitee and its employees at their usual rates plus all costs for reproduction of documents.

•The Contractor’s indemnity obligations under these Landlord General Conditions shall, but not by way of limitation, specifically include all claims and judgments which may be made against the Indemnitees under any “safe place to work” or similar-type statute, similar laws of a state or other governmental body having jurisdiction, and against claims and judgments arising from violation of public ordinances and requirements of governing authorities due to the Contractor’s or Subcontractor’s method of execution of the Work. The Contractor's indemnity obligations shall also specifically include, without limitation, all fines, penalties, damages, liability, costs, expenses (including, without limitation, reasonable attorneys’ fees), and punitive damages (if any) arising out of, or in connection with, any (i) violation or failure to comply with any law, statute, ordinance, rule regulation, code, or requirement of a public authority that bears upon the performance of the Work by the Contractor, a Subcontractor, or any person or entity for whom either is responsible, (ii) means, methods, procedures techniques, or sequences of execution or performance of the Work, and (iii) failure to secure and pay for permits, fees, approvals, licenses, and inspections as required under the Contract Documents, or any violation of any permit or other approval of a public authority applicable to do the Work, by the Contractor, a Subcontractor, or any person or entity for whom either is responsible.

•Except as otherwise expressly set forth herein, the indemnification obligations of the Contractor under the Agreement shall be limited only to the extent required by the laws of the State in which the Project is located.

•All fees, costs and expenses to be paid by Contractor as indemnitor hereunder shall be made on a “paid as incurred” basis within thirty (30) days of the indemnitor’s receipt of a statement or invoice therefor. Should the indemnitor object to any such fees, costs or expenses, the indemnitor shall nevertheless pay such fees, costs and expenses within such thirty (30) days which payment, if expressly stated in writing at the time of such payment to be “under protest”, shall not prejudice the indemnitor’s right to subsequently object to such fee, cost or expense paid under protest.

•Contractor’s duty to defend Indemnitees is entirely separate from, independent of and free-standing of Contractor’s duty to indemnify Indemnitees, including without limitation, the defense of Indemnitees against claims for which Indemnitees (or any of them) may be strictly liable and applies whether the issue of Contractor’s negligence, breach of contract or other fault or obligation has been determined and whether Indemnitees (or any of them) have paid any sums, or incurred any detriment, arising out of or resulting directly or indirectly from Contractor’s performance of the Work. It is the parties’ intention that Indemnitees (or any of them) shall be entitled to obtain summary adjudication of Contractor’s duty to defend Indemnitees at any stage of any action or suit within the scope of these Landlord General Conditions. Indemnitees shall be entitled to recover their reasonable attorneys’ fees and costs incurred in enforcing the provisions of these Landlord General Conditions. Payment to Contractor by any Indemnitee shall not be a condition precedent to enforcing such parties’ right to indemnity. The contractual right of indemnification provided to Indemnitees hereunder shall be cumulative to all rights of equitable indemnity to which the Indemnitees may otherwise be entitled; provided, however, that reservation of the right of equitable indemnity shall not apply to reduce or decrease any rights of indemnity provided to Indemnitees pursuant to the Contract.

CONTRACTOR’S LIABILITY INSURANCE

•The Contractor shall, for the protection and benefit of the “Indemnitees” (as that term is defined above) and Contractor, and as part of the Contractor’s efforts to satisfy the obligations set forth in these Landlord General Conditions, procure, pay for, and maintain in full force and effect, at all times during the performance of the Work, or for such duration as required by applicable laws, policies of insurance issued by a responsible carrier or carriers acceptable to the Owner, and in form and substance reasonably satisfactory to the Owner, which afford, at a minimum, the coverages set forth hereinbelow. All such insurance shall be written on an occurrence basis (with the exception of Contractor's Professional Liability Insurance policy, if any). The Contractor shall deliver to the Owner, within ten (10) days of the date of the Agreement and prior to bringing any equipment or personnel onto the site of the Work or the Project site, certified copies of all insurance policies procured by the Contractor under or pursuant to these Landlord General Conditions or, with written consent of the Owner, Certificates of Insurance in form and substance satisfactory to the Owner evidencing the required coverages with limits not less than those required hereunder. The coverage afforded under any insurance policy obtained under or pursuant to these Landlord General Conditions shall be primary to any valid and collectible insurance carried separately by any of the Indemnitees. All policies and Certificates of Insurance shall expressly provide that no less than thirty (30) days’ prior written notice shall be given the Owner in the event of material alteration, cancellation, non-renewal or expiration of the coverage contained in such policy or evidenced by such certified copy or Certificate of Insurance.

◦Workers’ Compensation including Occupational Disease insurance meeting the statutory requirements of the state in which the Work is performed and Employers' Liability Insurance in an amount of at least $1,000,000.00 bodily injury each accident, $1,000,000.00 bodily injury by disease policy limit, and $1,000,000.00 bodily injury by disease each employee. Policy must waive subrogation against Owner. If Workers’ Compensation Insurance is not required by the state or no other employees are involved other than the Contractor and Workers’ Compensation Insurance is not applicable, evidence of personal medical insurance must be provided as well as a letter from the Contractor’s Insurance Agent or Broker stating such exemption.

◦Commercial General Liability Insurance providing minimal limits of $1,000,000.00 per occurrence for bodily injury and property damage, $2,000,000.00 for Products/Completed Operations aggregate limit; $1,000,000.00 for Advertising and Personal Injury; $2,000,000.00 in the general aggregate limit. Policy must be on per occurrence form. The policy must designate additional insureds listed below and provide Premises/Operations, Contractual, Independent Consultants, Broad Form Property Damage, Personal Injury, Blanket Contractual covering indemnities within Contract Documents and Products and Completed Operations coverages. XCU Exclusions must be deleted when applicable to operations performed by Contractor.

▪Contractor shall agree to maintain Products and Completed Operations coverage until the expiration of all applicable statutes of limitation, but in no event less than ten (10) years from the date the Project is completed. Contractor shall continue to provide Certificates of Insurance to Owner during such period. In addition, Contractor shall obtain an endorsement to its Commercial General Liability policy to cover the Contractor's obligations above.

▪In addition to the foregoing, Contractor shall provide a Certificate of Insurance evidencing Umbrella Liability coverage in an amount not less than $10,000,000.00 for Bodily Injury and Property Damage combined.

◦Commercial Automobile Liability on occurrence basis covering all Owned, Non-Owned, and Hired Vehicles in a minimum amount of $1,000,000.00, combined single limit, bodily injury and property damage.

◦In addition to other insurance required by statute or under provisions of the Contract, to the extent Contractor is to provide any design-build work in connection with the Project, Contractor shall, at no additional cost to the Owner, provide Professional Liability Insurance, issued by an insurance carrier approved in advance by the Owner and licensed to provide such coverage in the State where the Project is located, to compensate the Owner for all negligent acts, errors, and omissions by the Contractor, its firm or company, its agents, its employees, and its consultants (as applicable) arising out of the Contract. Such Professional Liability Insurance policy shall provide coverage amounts not less than $1,000,000.00 per incident, and $1,000,000.00 annual aggregate. Deductibles for Professional Liability Insurance shall not exceed $25,000.00.

◦Certificates of above insurance must not be canceled, not renewed or materially changed before thirty (30) days written notice by mail to the Owner, and certificates of insurance shall so state said notice will be furnished. Renewals shall be forwarded to Owner not less than ten (10) business days prior to expiration thereof.

◦It is understood and agreed that the insurance coverages and limits required above shall not limit the extent of the Contractor’s, or any Subcontractor’s, responsibilities and liabilities with respect to the Project.

◦All insurance provided or required to be provided by Contractor and all Subcontractors shall be issued by insurance companies rated at least A-, VIII in the current edition of Bests’ Insurance Guide. The maintenance in full current force and effect of such coverage shall be a condition precedent to the payment obligations to pay under the construction contract. If evidence of the required insurance coverage is not produced promptly on demand, Owner shall have the immediate right to procure the required insurance on behalf of Contractor and to charge Contractor for the costs to procure such insurance, but Owner shall not be under any liability to do so. The coverage amounts listed above shall be the minimum insurance coverage amounts required for each applicable insurance policy.

◦Contractor waives all rights against Owner for damages to Contractor's personal property caused by fire or other perils covered under an All Risk Physical Damage Insurance Policy, and similar waivers shall be obtained from all consultants performing any of the services required hereunder.

◦KILROY REALTY, L.P., a Delaware Limited Partnership, and the Indemnitees for the Project (collectively, the “Owner Parties”) shall be named additional insureds (pursuant to ISO Form 20 10 11 85 or its equivalent and ISO Form CG 20 32 07 04) under Contractor's Commercial General Liability and Automobile Liability policies mentioned above, and, prior to the commencement of any Work hereunder (and thereafter as coverage expires and is renewed or new coverage obtained), Contractor shall provide Owner with a certificate or endorsement naming the Owner Parties as additional insureds with respect to such insurance policies. Owner, in addition to being a named additional insured, shall also be provided with a statement from its insurance carrier that contractual liability has not been excluded from the Commercial General Liability insurance policy described in these Landlord’s General Conditions.

◦The Contractor shall notify the Owner in writing of any reduction in collectible limits and the Contractor shall promptly procure, at no expense to the Owner, such additional coverage as is necessary to restore the valid and collectible limits of such insurance to that required under these Landlord General Conditions. Written notice to Owner shall be made by the Contractor within one (1) day of the Contractor becoming aware of an event of loss. If the event of loss is a theft, a police report shall be required for a claim. Other losses shall be fully documented, including photos and full cost accounting. If the Contractor’s documentation is incomplete and the claim is subsequently denied, the cost of repair or replacement shall not be included in the Contract Sum and shall be an expense of the Contractor.

◦In addition to the above, the Contractor shall assure that the above-referenced insurance includes the following types of coverage:

▪Claims under workers’ compensation, disability benefit and other similar employee benefit acts that are applicable to the Work to be performed;

▪Claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;

▪Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;

▪Claims for damages insured by usual personal injury liability coverage;

▪Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

▪Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

▪Claims for bodily injury or property damage arising out of completed operations, which coverage shall be maintained for no less than ten (10) years following final payment;

▪Claims involving contractual liability insurance applicable to the Contractor’s obligations under the Contract Documents, including, without limitation, those indemnity obligations set forth in these Landlord General Conditions; and

▪Claims on account of design errors and/or omissions provided by Subcontractors and consultants, if any.

•Contractor’s insurance policies shall include a severability of interest or cross-liability endorsement and provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to another named or additional insured and shall afford coverage for all claims based on any act, omission, injury or damage from which claim occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Contractor’s insurance policies shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds and (iii) providing host liquor liability coverage.

•The Contractor shall cause the commercial liability coverage required by these Landlord’s General Conditions to include (1) the Owner as an additional insured for claims caused in whole or in part by the Contractor’s negligent acts or omissions during the Contractor’s operations; and (2) the Owner as an additional insured for claims made under the Contractor’s completed operations coverage. Such policy will be endorsed that the Contractor’s policy will be primary and the Owner’s policy will be non-contributory.

•If the Contractor fails to purchase and maintain, or require to be purchased and maintained, any insurance required under these Landlord General Conditions, the Owner may, but shall not be obligated to, upon five (5) days’ written notice to the Contractor, purchase such insurance on behalf of the Contractor and shall be entitled to be reimbursed by the Contractor upon demand.

•When any required insurance, due to the attainment of a normal expiration date or renewal date shall expire, the Contractor shall supply the Owner with Certificates of Insurance and amendatory riders or endorsements that clearly evidence the continuation of all coverage in the same manner, limits of protection, and scope of coverage as was provided by the previous policy. If any renewal or replacement policy, for whatever reason obtained or required, is written by a carrier other than that with whom the coverage was previously placed, or the subsequent policy differs in any way from the previous policy, the Contractor shall also furnish the Owner with an original or certified copy of the renewal or replacement policy unless the Owner provides the Contractor with prior written consent to submit only a Certificate of Insurance and applicable additional insured endorsements for any such policy. All renewal and replacement policies shall be in form and substance satisfactory to the Owner and written by carriers acceptable to the Owner.

•The aggregate limit under the Contractor’s Comprehensive/Commercial General Liability insurance shall, by endorsement, be reserved as Project specific coverage and apply to this Project separately.

•The Contractor shall cause each Subcontractor to (1) procure insurance reasonably satisfactory to the Owner, and (2) name the Indemnitees as additional insureds under the Subcontractor’s comprehensive/commercial general liability policy and umbrella/excess policy. The additional insured endorsement included on the Subcontractor’s comprehensive/commercial general liability policy and umbrella/excess policy shall state that coverage is afforded the additional insureds with respect to claims arising out of operations performed by or on behalf of the Contractor. If the additional insureds have other insurance which is applicable to the loss, such other insurance shall be on an excess or contingent basis. The amount of the insurer’s liability under this insurance policy shall not be reduced by the existence of such other insurance.

•The Contractor shall, upon receipt of notice of any claim, promptly take all action necessary to make a claim under any applicable insurance policy or policies the Contractor is carrying and maintaining; however, if the Contractor fails to take such action as is necessary to make a claim under any such insurance policy, the Contractor shall indemnify and save harmless the Owner from any and all costs, charges, expenses and liabilities incurred by the Owner in making any claim on behalf of the Contractor under any insurance policy or policies required.

•In any and all claims against the Owner or any of the Owner’s agents or employees by any employee of the Contractor, its consultants, subcontractors and anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under Landlord General Conditions shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or its Subcontractors under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

•The obligations described in Landlord General Conditions shall survive the termination of the Contract.

•If any insurance required by these Landlord General Conditions is not available on an “occurrence” basis and such policy is written on a “claims made” basis, such policy shall be subject to the Owner’s prior written approval and must be written so that the effective (or retroactive or prior acts) date of the policy is prior to the date of commencement of any of the Contractor’s Work or services hereunder. Any such “claims made” basis insurance shall be maintained for the benefit of the Owner, with evidence thereof provided at each renewal of such insurance until the expiration of any applicable statute of limitations, but in any event for a period of not less than ten (10) years following completion by the Contractor of all of its Work and services under the Contract and the Owner’s approval and acceptance of the Work.

•All policies required by these Landlord General Conditions shall have customary deductible amounts, provided that in no event shall such deductible amounts exceed $25,000 per occurrence. The cost of defending any claims made against the policies required by these Landlord General Conditions shall not be included in any of the limits for such policies. All deductibles or self-insured retentions shall be at the sole responsibility of the Contractor.

•The acceptance of delivery by the Owner of any certificate of insurance evidencing the required insurance coverages and limits does not constitute approval or agreement by the Owner that the insurance requirements have been met or that the insurance policies shown in the certificates of insurance are in compliance with the requirements of the Agreement.

•Upon renewal of any such insurance that expires before the termination of the Contractor’s obligation to carry such insurance pursuant to the Contract, the Owner shall be provided with renewal certificates or binders within ten (10) days after such expiration.

•The Contractor shall immediately report to the Owner and applicable insurance carrier, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by the Contractor or its Subcontractors, or the Contractor’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such a claim. Upon completion of the Work, the Contractor shall submit to the Owner a written summary of all such injuries, losses, damage, notice or third party claims and occurrences that might give rise to such claims.

•If any of the insurance required to be maintained by the Contractor pursuant to these Landlord General Conditions contains aggregate limits which apply to operations of the Contractor other than those operations which are the subject of the Agreement, and such limits are diminished by more than Five Hundred Thousand Dollars ($500,000) after any one (1) or more incidents, occurrences, claims, settlements or judgments against such insurance, the Contractor shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits.

•If the Contractor wishes to make any claim for recovery under the builder’s risk insurance policy required hereunder, the Contractor shall give timely notification to the Owner of the event giving rise to the claim, cooperate with the Owner, and do all things required of it as an insured under such policy, so as to permit the policy to be complied with and a claim to be made thereunder. The Contractor further agrees that to the extent required under such policy (except property policies), the Contractor shall permit and authorize full subrogation in favor of the insurers of any rights, as against any other person, firm or corporation (other than the Owner, the Owner’s Representative, if any, Lenders and their respective members, managers, partners, officers, agents and employees).

•It shall be the responsibility of the Contractor not to violate nor knowingly permit to be violated any condition of the policies required under the Contract, and it shall be the Contractor’s duty and responsibility to impose upon each consultant and Subcontractor employed by the Contractor to perform any of the Work described in the Agreement the same responsibilities and obligations imposed upon the Contractor under these Landlord General Conditions.

•All insurance coverage procured by the Contractor shall be provided by insurance companies having policy holder ratings no lower than “A” and financial ratings not lower than “XII” in the Best's Insurance Guide, latest edition in effect as of the date of the Contract, and subsequently in effect at the time of renewal of any policies required by the Contract Documents.

•If the Owner or the Contractor is damaged by the failure of the other party to purchase or maintain insurance required under these Landlord General Conditions, then the party who failed to purchase or maintain the insurance shall bear all reasonable costs (including attorneys’ fees and court and settlement expenses) properly attributable thereto.

GENERAL REQUIREMENTS

•The Contractor acknowledges that the Owner must comply with (i) the requirements of the state in which the Project is located and local jurisdictions, and (ii) any and all of Owner's rules, regulations and requirements (including, without limitation, those set forth in the Lease and attached to the Agreement) relating to the Project and/or any construction work performed in the Building. The Contractor agrees to use its best efforts to assist the Owner in documenting compliance with such requirements, and shall furnish materials, information, and data and execute documents and take other reasonable action requested by the Owner to satisfy such obligations.

•The Contractor warrants and represents that the Contractor shall not knowingly or negligently communicate or disclose at any time to any person or entity any information about Owner or in connection with the Work or the Project, except (i) with prior written consent of the Owner, (ii) information that was in the public domain prior to the date of this Agreement, (iii) information that becomes part of the public domain by publication or otherwise not due to any unauthorized act or omission of the Contractor, or (iv) as may be required to perform the Work or by any applicable law, including the Record set of the Drawings, Specifications and other documents which the Contractor is permitted to retain. Specific information shall not be deemed to fall within the scope of the foregoing exceptions merely because it is embraced by more generic information which falls within the scope of one or more of those exceptions. The Contractor shall not disclose to others that specific information which was received from the Owner even though it falls within the scope of one or more of those exceptions. The Contractor acknowledges and agrees that the existence of the Owner’s particular interests and plans in the geographical area of the Project is a type of such specific information. In the event that the Contractor is required by any court of competent jurisdiction or legally constituted authority to disclose any Owner Information, prior to any disclosure thereof, the Contractor shall notify the Owner and shall give the Owner the opportunity to challenge any such disclosure order or to seek protection for those portions that it regards as confidential.

•The Contractor shall only employ labor on the Project or in connection with the Work capable of working harmoniously with all trades, crafts and any other individuals associated with the Project. The Contractor shall also use its best efforts to minimize the likelihood of any strike, work stoppage or other labor disturbance. The Contractor shall comply with all requirements of OSHA and shall defend, indemnify and hold the Owner and Indemnitees harmless from any losses or damages it may incur as a result of the Contractor’s failure to comply with OSHA requirements.

•Owner shall have the right to direct a postponement or rescheduling of any date or time for the performance of any part of the Work that may interfere with the operation of the Owner’s premises or any tenants or invitees thereof. The Contractor shall, upon the Owner’s request, reschedule any portion of the Work affecting operation of the Building during hours when the Building is not in operation. Any postponement, rescheduling, or performance of the Work may be grounds for an extension of the Contract Time, if permitted under the Agreement, and an equitable adjustment in the Contract Sum if (i) the performance of the Work was properly scheduled by the Contractor in compliance with the requirements of the Contract Documents, and (ii) such rescheduling or postponement is required for the convenience of the Owner.

•The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract and shall not unreasonably encumber the Project site with materials or equipment. Only materials and equipment which are to be used directly in the Work shall be brought to and stored on the Project Site by the Contractor. After equipment is no longer required for the Work, it shall be promptly removed from the Project Site. Protection of construction materials and equipment stored at the Project Site from weather, theft, damage and all other adversity is solely the responsibility of the Contractor.

•The Contractor and any entity for whom the Contractor is responsible shall not erect any sign on the Project Site without the prior written consent of the Owner.

•The Contractor shall ensure that the Work, at all times, is performed in a manner that affords reasonable access, both vehicular and pedestrian, to the Project Site and all adjacent areas. The Work shall be performed, to the fullest extent reasonably possible, in such a manner that public and other areas adjacent to the Project Site shall be free from all debris, building materials and equipment likely to cause hazardous conditions. Without limitation of any other provision of the Contract Documents, the Contractor shall use its best efforts to minimize any interference with the occupancy or beneficial use of the Project in the event of partial occupancy. In addition, Contractor expressly recognizes and acknowledges that the Building is part of a first-class commercial project and that any activities involving entry to the Building, or the project or center in which the Building is be located, by Contractor or a Contractor Party must be scheduled in advance with the Owner and to the fullest extent possible, outside of normal operating hours for the Building or when Contractor’s and/or the Contractor Party's work shall be the least disruptive to the Building’s operations and that of the Building's tenants, occupants, visitors, customers and invitees.

•The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. During the construction and at the completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials, in a manner consistent with all provisions, including, but not limited to, the Legal Requirements, and shall leave all floor services in a broom-clean condition and clean all other surfaces.

•Owner and any party designated by Owner shall have access to the Project at all times for the purpose of inspecting the Work provided such parties comply with the Contractor's reasonable safety procedures.

•To the extent that Contractor is subject to such requirements, Contractor and all of Contractor’s covered subcontractors shall abide by the requirements of 29 CFR Part 471, Appendix A to Subpart A, 41 CFR § 60.1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national original, protected veteran status or disability. To the extent required by the EEO Laws, defined below, Contractor will post in conspicuous places, available to employees and applicants for employment, notices required by the EEO Laws, which include the requirements of the Civil Rights Act of 1964, United States Code Title 42, Section 1983, Executive Order Nos. 11246, 11375 and 11478, and any other applicable statutes or ordinances, plans or programs inclusive, and all successors and amendments thereto, and all plans, programs, standards and regulations which have been, or may be, promulgated by the agencies which administer such regulations (the “EEO Laws”). Contractor will have and exercise full responsibility for compliance hereunder by itself, its agents, employees, prime contractors, and subcontractors with respect to work performed.

SAFETY OF PERSON AND PROPERTY

•The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

◦employees on the Work and other persons who may be affected thereby (including, without limitation, all tenants, occupants, visitors, customers and/or invitees of the Building);

◦the Work and materials and equipment to be incorporated therein, whether in storage on or off the Project site, under care, custody or control of the Contractor or the Subcontractors, including, without limitation, the Sub-subcontractors; and

◦other property at the Project site or adjacent thereto (including, without limitation, the property of other tenants, occupants, visitors, customers and/or invitees of the Building).

•The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

•The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities. The Contractor shall also be responsible, at the Contractor’s sole cost and expense, for all measures necessary to protect any property adjacent to the Project and improvements therein. Any damage to such property or improvements shall be promptly repaired by the Contractor.

•The Contractor shall designate a responsible member of the Contractor’s organization at the Project site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

•The Contractor shall not load or permit any part of the construction or Project site to be loaded so as to endanger its safety.

•When all or a portion of the Work is suspended for any reason, the Contractor shall securely fasten down all coverings and protect the Work, as necessary, from injury by any cause.

•In addition to reporting to OSHA and all governmental and insurance agencies, the Contractor shall promptly report in writing to the Owner and Architect all accidents arising out of or in connection with the Work which cause death, personal injury, or property damage, giving full details and statements of any witnesses. In addition, if death, serious personal injuries, or serious property damages are caused, the accident shall be reported immediately by telephone or messenger to the Owner.

•The Contractor will comply with and enforce all requirements of OSHA and other governing regulatory agencies which pertain to the safety and protection of persons on the Project site. The Contractor shall comply with and enforce all of the Owner’s regulations pertaining to the use of the Project Site or the safety and protection of persons and property and all instructions of the Owner including but not limited to instructions relating to signs, advertisements, fires, smoking and hazardous materials.

LICENSING

•CONTRACTORS ARE REQUIRED BY LAW TO BE LICENSED AND REGULATED BY THE CONTRACTORS’ STATE LICENSE BOARD WHICH HAS JURISDICTION TO INVESTIGATE COMPLAINTS AGAINST CONTRACTORS IF A COMPLAINT REGARDING A PATENT ACT OR OMISSION IS FILED WITHIN FOUR YEARS OF THE DATE OF THE ALLEGED VIOLATION. A COMPLAINT REGARDING A LATENT ACT OR OMISSION PERTAINING TO STRUCTURAL DEFECTS MUST BE FILED WITHIN TEN YEARS OF THE DATE OF THE ALLEGED VIOLATION. ANY QUESTIONS CONCERNING A CONTRACTOR MAY BE REFERRED TO THE REGISTRAR, CONTRACTORS’ STATE LICENSE BOARD, P.O. BOX 26000, SACRAMENTO, CALIFORNIA 95826. The Contractor hereby warrants and represents that it is a duly licensed contractor under the laws of the State of California and that its contractor’s license number is INSERT CONTRACTOR’S LICENSE NUMBER.

•In order to perform under the Lease, the Owner is required to comply with certain terms and conditions embodied therein. In connection therewith, the Contractor agrees to use its best efforts to comply with the requirements of the Owner that bear upon the performance of the Work. The Contractor shall also:

◦Make the site of the Work available at reasonable times for inspection by the Owner or the Owner’s representatives;

◦Promptly furnish the Owner with information, documents, and materials that the Owner may reasonably request from time to time in order to comply with the requirements of the Owner.

EXHIBIT C

DEL MAR CORPORATE CENTRE III

NOTICE OF LEASE TERM DATES

To:    _______________________
_______________________
_______________________
_______________________

Re: Office Lease dated ____________, 20__ (the “Lease”), by and between ____________________, a _____________________ (“Landlord”), and _______________________, a _______________________ (“Tenant”), for the “Phase ___” portion of the Premises, consisting of _____________ rentable square feet of space, located on the ______ (___) floors of that certain office building located at ____________________________, _______________, _________________ (the “Building”).

Dear ________________:

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.Tenant has accepted the above-referenced Phase of the Premises and To Tenant’s current actual knowledge, such applicable Phase of the Premises has been delivered in accordance with the Lease, and there is no deficiency in construction.

2.The Lease Term shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

3.Rent commenced for such Phase to accrue on __________________, in the amount of ________________.

4.If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.Your rent checks should be made payable to __________________ at ___________________.

6.The rentable square feet of the applicable Phase of the Premises are ________________ and ______________, respectively.

7.Tenant's Share of Direct Expenses with respect to the applicable Phase of the Premises is ________% of the Project.

8.Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge that to each party's current actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

C-1

The parties hereto consent and agree that this letter may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this letter using electronic signature technology, by clicking “SIGN”, such party is signing this letter electronically, and (2) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

“Landlord”:
___________________________________,
a __________________________________

By: ________________________________

Name: _______________________

Its: _________________________

By: ________________________________

Name: _______________________

Its: _________________________
Agreed to and Accepted as of ____________, 20__.

“Tenant”:
___________________________________,
a __________________________________

By: ________________________________

Name: _______________________

Its: _________________________

By: ________________________________

Name: _______________________

Its: _________________________

C-2

EXHIBIT D

DEL MAR CORPORATE CENTRE III

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

4.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

5.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

6.Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent.

7.Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

8.Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

9.Tenant shall not throw anything out of doors, windows or skylights or down passageways.

10.Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

11.No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, or for lodging. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

12.The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

13.Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal. From and after the Lease Commencement Date, all trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant's expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

14.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency.

15.Any vendor employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such vendor.

16.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

17.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

18.Tenant must comply with applicable “NO-SMOKING” ordinances and all related, similar or successor ordinances, rules, regulations or codes. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200') of the main entrance of the Building or the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75') of any other entryways into the Building.

19.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

20.Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

21.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

22.No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

23.Tenant shall install and maintain, at Tenant's sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D-1

DEL MAR CORPORATE CENTRE III

MINIMUM JANITORIAL SPECIFICATIONS

1.EXTERIOR PATIOS AND WALKS

A.Daily (or Nightly)

1.Policing - The day porter will police the entire exterior perimeter of the building picking up cigarette butts, papers, leaves, and any other debris, sweeping up standing water and leaving the area in a neat, orderly condition. Any discrepancies or clean-up required beyond normal pricing will be reported to the Owner immediately.

2.Exterior Miscellaneous - Wipe down all metal standpipes, columns, glass, monuments signs, benches, trash receptacles etc. to remove any water splashes and stains.

B.Quarterly

Exterior entryway to be pressure washed once per quarter, upon Owner's request.

2.GROUND FLOOR LOBBY

A.Nightly

1.Carpeted Floors - All carpeted floors will be vacuumed nightly, vacuuming in this area includes nightly edging along baseboards and moving of cigarette urns and small furniture. All furniture and fixtures to be replaced to their original position when vacuuming is finished. Carpet will be spot-cleaned where necessary.

2.Uncarpeted Floors - Unless otherwise directed by Owner, hard-surfaced floors are to be dust-mopped, using a treated mop to remove all loose dirt and grit, and then wet-mopped with clear water and dried. All mop marks and water splashes will be removed from walls, baseboards and furniture, and all furniture and fixtures replaced to their original position when mopping is complete.

3.Walls and Doors - All walls, doors and jambs will be spot-cleaned to remove all finger marks, smudges and spills.

4.Lobby Glass - All glass windows, doors and directory board glass will be wiped clean, using an approved glass cleaner, and all glass will be left in a bright condition, free of streaks and dust.

5.Miscellaneous Metalwork - All metalwork, such as mail chutes and boxes, door hardware and frames, metal lettering, etc., will be wiped clean and polished and left in a bright condition, free of all dust and streaks, including drinking fountains.

6.Elevator Doors and Saddles - Elevator doors will be wiped down and polished and left in a bright condition free of all dust and streaks. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice tool. Escalators, handrails and treads to be wiped clean. Spills and smudges will be removed so that the saddles and tracks are left in bright, clean condition.

7.Cigarette Urns - Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary.

B.Alternate Nights

1.Dusting - All horizontal surfaces, including furniture tops and ledges within reach are to be dusted on alternate nights using treated dust cloths. No feather dusters or paper towels will be allowed.

C.Weekly

1.Carpeted Floors - Carpeted floors are to be vacuumed, using a pile lifter to remove all embedded dirt and grit. This operation will include the same edging and detailing required for nightly vacuuming.

2.Uncarpeted Floors - Unless otherwise directed by Owner, all hard-surfaced floors will be machine buffed, using an electric rotary buffing machine to obtain maximum shine. New non-skid or approved floor finish will be added as necessary.

D.Bi-Monthly

1.Uncarpeted Floors - Unless otherwise directed by Owner all hard-surfaced floors are to be completely stripped down to the bare floor surface, totally free of any wax, sealer or other finish. After stripping, the floor will be re-waxed and polished. On completion of re-waxing, all wax, water and other marks will be removed from walls, baseboards, doors, furniture and adjoining carpeted areas.

2.Carpeted Floors - All carpeted floors will be shampooed to remove any spots, stains or other spills, and be left in a uniformly clean condition. Any spot not removable by normal shampooing will be reported to the Building Asset Manager.

3.High Dusting - Dust all horizontal surfaces and ledges that are not accessible for normal daily dusting.

E.Semi-Annual

1.Walls - All walls are to be washed down with clear water and wiped clean and dry, leaving no streaks, smudges, dust or stains. Walls shall have uniformly bright and clean appearance when completed. (Such poultice cleaning, as necessary, will be performed annually.) All wood walls, doors and frames will be thoroughly washed, as needed, with clear water and wiped clean and dry. All nicks and scratches beyond routine touch-up will be reported to the Building's Asset Manager for repair. All wood surfaces will then be oiled with approved finish and wiped dry. When completed, the surfaces shall have a uniformly clean appearance.

3.PUBLIC AREAS

Including but not limited to elevator lobbies, corridors above ground, ladies lounge and all heavy traffic areas.

A.Nightly

1.Carpeted Floors - All carpeted floors are to be vacuumed and edged with a small broom or edging tool, moving all sand urns, furniture and accessories. Baseboards will be wiped with a treated dust cloth after vacuuming. Carpets and baseboards will be spot-cleaned where necessary.

2.Uncarpeted Floors - Unless otherwise directed by Owner all hard-surfaced floors are to be mopped with a treated dust mop and spray buffed as needed to maintain a uniformly bright appearance, with particular attention to edges, corners and behind doors. All spills and stains will be removed with damp mop or cloth. Baseboards will be wiped down with treated dust cloth.

3.Walls - All walls will be spot-cleaned to remove all smudges, stains and hand marks, using only clean water, or mild cleansing agent where necessary. When soap or cleaner is used, the wall will be rinsed with clear water and dried. No abrasive cleaners are to be used.

4.Doors and Jambs - All doors and jambs will be spot-cleaned to remove any hand marks, stains, spills, or smudges. Use only clear water or a mild cleansing agent where necessary. Rinse with clear water and dry. Door edges and jambs will be dusted where necessary. When completed, doors and jambs shall have a uniformly clean appearance.

5.Glass Doors and Partitions - All glass doors and partitions, including any directory glass, will be spot-cleaned to remove any finger marks, smudges or stains and will be left in a uniformly bright, clean condition.

6.Miscellaneous Metalwork - All metalwork, such as mail chutes, door hardware and frames, metal lettering, drinking fountains, and other metal accessories will be wiped clean and polished and left in a uniformly clean and bright condition, free of all dust and streaks.

7.Elevator Doors and Saddles - Elevator doors and frames will be wiped down and polished, removing all dust marks and stains and left in a uniformly clean and bright condition. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Spills and smudges will be removed so that saddles, tracks and handrails are left in a bright, clean condition. If applicable, escalators are to be cleaned also.

8.Cigarette Urns - Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary. Materials to be furnished by Contractor.

9.Furniture - Furniture should be spot-cleaned nightly in the public areas where needed.

B.Alternate Nights

1.Dusting - Dust all furniture, accessories, ledges and all other horizontal surfaces using a treated dust cloth. No feather dusters or paper towels will be allowed. All surfaces to be left in a clean, dust-free condition. Spot-clean as necessary.

2.Furniture and Miscellaneous - All non-fabric furniture surfaces are to be wiped using a treated dust cloth, paying particular attention to legs and surfaces near the floor. Vinyl or leather surfaces to be dusted and spot-cleaned where necessary, cloth to be vacuumed as necessary.

C.Weekly

1.Uncarpeted Floors - Unless otherwise directed by Owner, all hard-surfaced floors will be wet-mopped and dried and spray buffed. All wax and marks will be removed from baseboards. Floors and baseboards to be left in a uniformly bright and clean condition.

2.Carpeted Floors - All carpeted floors will be vacuumed using a pile lifter to remove all embedded dirt and grit and restore pile to a uniformly upright position.

3.Glass Partitions and Doors - All interior glass (excluding perimeter windows) will be thoroughly cleaned and left in a uniformly bright and clean condition.

D.Bi-Monthly

1.Uncarpeted Floors - Unless otherwise directed by Owner, all hard-surfaced floors are to be stripped, removing all wax or other coatings down to bare, clean and dry floor surface, removing any marks or stains.

2.High Dusting - All high dusting beyond the reach of the normal day dusting will be accomplished monthly. This will include but not be limited to all ledges, charts, picture frames, graphs, air diffusers and other horizontal surfaces. No feather duster or paper towels will be used.

3.Doors and Jambs - All painted doors and jambs will be washed down with clear water, using a mild cleansing agent where necessary, rinsed with clear water and dried, leaving no streaks, marks or smudges.

E.Semi-Annually

1.Carpeted Floors - All carpeted floors will be shampooed or steam cleaned at Owner's discretion to remove all dirt and stains. All furniture and accessories will be moved so that when completed, the carpet will have a uniformly clean appearance. Destaticize as required by Owner.

2.Air Diffusers - All air diffusers will be thoroughly washed and dried and left in a clean condition as often as necessary, but not less than every six months.

F.Annually

1.Walls - All walls will be washed down with clear water and dried as often as necessary, but not less often than once per year.

2.Wood Doors - Unpainted (oiled) doors will be thoroughly cleaned and oiled as often as necessary, but not less often than once per year.

6.ESCALATORS (if applicable)

A.Nightly

1.Landings - All escalator landings will be wiped clean, removing all dirt, stains and debris from joints and crevices, using vacuum crevice and edging tool. Landings will be left in a uniformly bright and clean condition.

2.Handrails - Neoprene handrails will be washed using a mild soap and water solution, then rinsed with clear water until any and all soap residue is removed. Handrails will be left in a clean condition free of streaks or smudges.

3.Balustrades - Exterior, interior and deck panels of balustrades will be spot- cleaned as necessary by wiping down with a soft cotton or wool flannel cloth, dampened with clear water, and left in a clean condition free of all dust and streaks. No scouring powders or strong cleansers will be used.

B.Monthly or as directed by Owner

1.Treads, Risers - Contractor will furnish all materials, tools, equipment and labor necessary to provide the following service. Thoroughly clean and polish the treads, risers, lower skirt guards and entry and exit threshold of the escalators.

7.ELEVATORS

A.Nightly

1.Carpets - All elevator carpets will be vacuumed and spot-cleaned nightly, using particular care to clean in corners and along edges. Glass, rails, and treads to be cleaned also.

2.Saddles - All saddles and door tracks will be wiped clean, removing all dirt and stains and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Saddle and tracks will be left in a uniformly bright and clean condition.

3.Walls and Metalwork - All marks, streaks and smudges will be removed and all walls, doors and jambs will be wiped down and polished to a uniformly clean and bright appearance, including door jambs, edges and ceiling grills.

B.Monthly

1.Carpets - Elevator carpets will be steam cleaned as often as necessary to maintain even appearance, but not less than once per month, destaticisizing as required by Owner, and flameproofed, if and as required by law.

2.Dusting - Ceiling grills and light lenses will be removed, dusted and wiped clean and reinstalled. All high dusting will be done at this time.

8.RESTROOMS

A.Nightly

1.Floors and Tiles - Floors will be swept clean and wet-mopped, using a germicidal detergent approved by Owner. The floors will then be mopped dry and all watermarks and stains wiped from walls and metal partition bases.

2.Metal Fixtures - Wash and polish all mirrors, powder shelves, bright-work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal accessories. Mirrors will be cleaned and polished. Contractor shall use only non-abrasive, non-acidic material to avoid damage to metal fixtures and Formica sink tops.

3.Ceramic Fixtures - Scour, wash and disinfect all basins, including faucet handles, bowls and urinals with owner-approved germicidal detergent solution, including tile walls near urinals. Special care must be taken to inspect and clean areas of difficult access, such as the underside toilet bowl rings and urinals to prevent building up of calcium and iron oxide deposits. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position.

4.Walls and Metal Partitions - Damp wipe all metal toilet partitions and tiled walls, using approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surface has a uniformly bright appearance. Dust the top edges of all partitions, ledges and mirror tops.

5.General - It is the intention of this specification to keep lavatories thoroughly clean and not to use disinfectant to mask odors. Odorless disinfectants shall be used. Remove all waste paper and refuse, including soiled sanitary napkins, to designated area in the building and dispose of same at Contractor's expense. All waste paper and sanitary napkin receptacles are to be thoroughly cleaned and washed, and new liners installed. Fill toilet tissue holders, seat cover containers, soap and hand lotion dispensers, towel dispensers, sanitary napkin vending dispensers and maintain the operation of same. Materials, as specified by Owner, to be furnished by Contractor. The filling of such dispensers to be in such quantity as to last the entire business day, whenever possible.

B.Weekly

1.Floors - All restroom floors will be machine scrubbed as needed, using germicidal solution, detergent and water. After scrubbing, floors will be rinsed with clear water and dried. All water marks will be removed from walls, partitions and fixtures. If directed by Owner, an approved floor finish will be applied and buffed.

C.Monthly

1.Walls and Metal Partitions and Washable Ceiling - Wash with water and germicidal solution. Wipe dry and polish to a uniformly bright and clean condition.

9.TENANTED AREAS

A.Nightly

1.Furniture and Accessories - Spot clean all furniture, file cabinets and telephone accessories to remove streaks, stains, spills and finger marks. Wash blackboards and chalk trays. Empty all wastebaskets and replace liners where necessary. Liners to be provided by Contractor.

2.Doors and Walls - All doors, jambs, walls, window mullions and glass partitions will be spot cleaned to remove streaks, smudges, finger marks, spills and stains, paying particular attention to walls around switch plates and door jambs and around knobs and opening edges.

3.Trash Removal - All trash from wastebaskets, ashtrays and other debris will be removed from the premises and deposited into trash room. Plastic bags to be installed in wastebaskets as required.

4.Carpeted Floors - Spot-vacuum where necessary.

B.Alternate Nights

1.Carpeted Floors - All carpeted floors will be vacuumed on alternate nights, moving all light furniture such as chairs and cigarette stands. Each piece of furniture will be returned to its original position. Vacuum under all desks and large furniture, where possible.

2.Uncarpeted Floors - All hard-surfaced floors will be dust-mopped on alternate nights, using a treated dust mop, moving all light furniture. Each piece of furniture will be returned to its original position. Mop under all desks and large furniture where possible. Spot clean where necessary to remove spills and smudges and spray-buff as necessary.

3.Dusting - Using a treated dust cloth, wipe all non-fabric furniture tops, legs and sides. Wipe clean telephones, moving lamps, ash trays and other accessories. Dust- wipe all horizontal surfaces within reach, including window ledges, ledges, molding and sills on glass and banker-type partitions. No feather dusters or paper towels will be allowed. Paper left on desk tops will not be moved.

C.Weekly

1.Carpeted Floors - All carpeted floors will be edged with a small broom or other edging tool, paying particular attention to corners, behind doors and around furniture legs and bases. Baseboards will be wiped with a treated dust cloth.

2.Furniture - Wipe with treated dust cloth all chair legs and rungs, and furniture legs and other areas of furniture and accessories not dusted during the nightly dusting. No feather dusters or paper towels will be allowed.

D.Monthly

1.Uncarpeted Floors - All hard-surfaced floors will be spray buffed with an electric rotary buffing machine as necessary. All finish marks will be removed from baseboards, doors and frames.

2.High Dusting - All horizontal surfaces and ledges, such as picture frames, ceiling air diffuser grills, etc., that are beyond the reach of normal alternate-night dusting will be dusted monthly using a treated dust cloth. No feather dusters or paper towels will be allowed.

E.Bi-Monthly (Every 60 days)

1.Carpeted Floors - All carpeted floors will be vacuumed, using a pile-lifter to restore pile to its original upright condition and remove all embedded dirt and grit. Heavy traffic areas may require pile-lifting more often, if necessary, to maintain presentable condition of the carpet.

2.Uncarpeted Floors - All hard-surfaced floors will be completely scrubbed and refinished. All wax spills and splashes will be removed from baseboard doors, jambs and walls.

F.Semi-Annually

1.Air Diffusers - Thoroughly wash and dry all air diffusers and grills as often as necessary, but not less than semi-annually.

2.Blinds - All window blinds shall be dusted as often as necessary, but not less often than semi-annually, using a treated dust cloth only. Dusting blinds with a feather duster or paper towels is not permitted.

10.GARAGE ELEVATOR LOBBIES (if applicable)

A.Nightly

1.Uncarpeted Floors - Hard-surfaced floors are to be dust-mopped, using a treated mop to remove all loose dirt and grit, and then wet-mopped with clear water and mopped dry. Spray buff as necessary. All mop marks and water splashes will be removed from walls, baseboards and receptacles. Fixtures will be replaced to their original position when mopping is completed.

2.Walls and Doors - All walls, doors and jambs will be spot cleaned to remove all finger marks, smudges and spills.

3.Elevator Doors and Saddles - Elevator doors will be wiped down and polished, and left in a bright condition free of all dirt and debris. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Spills and smudges will be removed so that the saddles and tracks are left in a bright and clean condition.

4.Cigarette Urns - Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary. Material to be provided by Contractor.

B.Alternate Nights

1.Dusting - All horizontal surfaces, including trash receptacles and ledges within reach, are to be dusted on alternate nights, using treated dust cloths. No feather dusters will be allowed.

C.Weekly

1.Uncarpeted Floors - All hard-surfaced floors will be machine-buffed using an electric rotary buffing machine to obtain maximum shine. New wax will be added as necessary.

D.Bi-Monthly

1.High Dusting - Dust all horizontal surfaces and ledges that are not accessible for normal daily dusting.

11.JANITORS CLOSETS AND STORAGE ROOMS

All janitors closets, mop sinks, storage rooms, restrooms, lunch rooms and work areas provided by Owner for use of Contractor's personnel will be kept in a neat, clean and orderly condition at all times.

Mop sinks and the area immediately adjacent will be thoroughly cleaned immediately after each use. The restrooms will be maintained in the same condition as the public restrooms. Before leaving the premises each night, all of the service areas will be dust-mopped, dusted and spot cleaned where necessary. Tile floors will be stripped and waxed as necessary, but not less often than every sixty days. Concrete floors will be initially sealed, dust-mopped nightly and wet- mopped monthly. All doors and walls will be spot-cleaned nightly.

12.TENANT STORAGE AREAS

All concrete floors will be initially mopped and sealed with approved concrete sealer. Thereafter, storage areas and adjacent corridors (not lockers) will be kept in a neat, clean and orderly condition, free of dirt, dust and debris. These areas will be checked nightly and swept, as necessary, but not less often than once per week. Any discrepancies, safety or fire hazards will be reported to the Owner.

13.STAIRWELLS

A.Nightly

1.Uncarpeted - All uncarpeted stairs and landings will be swept with a treated dust mop daily and spot-cleaned as necessary to remove all spills, stains and litter.

2.Spot Cleaning - All doors, jambs and walls will be spot-cleaned daily to remove all finger marks, smudges and stains.

B.Alternate Nights

1.Carpeted - All carpeted stairs and landings will be vacuumed on alternate nights to remove all dust, litter and footprints and spot-cleaned as necessary to remove all spills and stains.

C.Monthly

1.Uncarpeted - All uncarpeted stairs and landings will be wet-mopped and dried monthly.

2.Dusting - All risers, handrails, stringers, baseboards, light fixtures and all horizontal ledges and surfaces will be wiped with a treated dust cloth.

D.Quarterly

1.High Dusting - All high dusting, including but not limited to door closers, and all other surfaces not reached during normal dusting operations will be dusted or cleaned, as necessary, but not less often than every three months.

14.TRASH REMOVAL

Contractor agrees to remove all rubbish from the building at no cost to Owner, including rubbish of tenant's occupancy. Where applicable, Contractor agrees to operate and maintain the existing compaction equipment at no cost to Owner.

15.INITIAL CLEAN-UP

A.Tenant Areas

Prior to tenant occupancy of new or remodeled space, Contractor shall render a thorough initial cleaning of all newly-constructed and rented space, including dusting, sweeping, vacuuming, polishing of metal and bright work, windows and mullions, removal of plaster, dust and construction debris so that the premises shall be left in a clean, orderly and proper condition. Contractor shall also provide complete floor maintenance and initial waxing and polishing throughout the premises prior to move-in of all new tenants.

B.Restrooms

Contractor shall perform a thorough initial cleaning of all restroom floors, walls, partitions, fixtures and brightwork as they are placed in operation, at no cost to Owner. No acid materials will be used.

16.SPECIAL AREAS

A.Private Restrooms, Kitchen, Lunchrooms, and Computer Rooms

Cleaning of these special areas is included as a part of these specifications insofar as the Owner is required to maintain such areas. In the event that tenant is to pay for services in these areas, Owner shall assist Contractor in soliciting such services.

17.DAY PORTER/DAY MATRON SERVICE

Aside from the personnel required for the scheduled night services provided, Contractor shall provide and pay for not less than the personnel described in Exhibit B-1 to these specifications.

A.Duties of Day Porter/Day Matron

The day porter and day matron cleaners shall be trained in and assigned to perform the following duties, and any additional duties as may be directed by Owner.

1.Monitor and maintain entire lobby, including carpeted areas, furniture, walls, glass doors and door handles, stone area and entry areas.

2.Monitor and maintain elevator cabs. If carpeted, elevators are to be vacuumed and spots and surface litter removed as required.

3.Monitor and maintain all lavatories, to be checked a minimum of three (3) times daily, including morning, noon and late afternoon.

4.Check and fill, as necessary, toilet tissue, seat cover and towel dispensers (material to be furnished by Owner).

5.Clean common area corridors and lobbies, utility areas and employees' locker rooms so that they are kept in a clean condition at all times.

6.Set out rain mats, as necessary, and maintain them in a clean condition.

7.Keep entrance door glass, handles and frames in a clean condition.

8.Clean and polish standpipes and firehose connections as necessary.

9.Maintain loading dock areas in a clean condition.

10.Dust handrails, stair stringers and risers, wash as necessary. Sweep and dust stairways and fire tower.

11.Monitor and maintain exterior walks and patios as directed by Owner.

12.Relieve Red Coat lobby attendant (if required).

13.Respond to Owner direction, as required.

18.STANDARDS

The following standards shall be used in evaluating custodial services.

A.Dusting

A properly dusted surface is free of all dirt and dust streaks, lint and cobwebs.

B.Plumbing Fixture and Dispenser Cleaning

Plumbing fixtures and dispensers are clean when free of all deposits and stains so that item is left without dust streaks, film, odor or stains.

C.Sweeping

A properly swept floor is free of all dirt, dust, grit, lint and debris, except imbedded dirt and grit.

D.Spot Cleaning

A surface adequately spot cleaned is free of all stains, deposits and is substantially free of cleaning marks.

E.Damp Mopping

A satisfactorily damp mopped floor is without dirt, dust, marks, film, streaks, debris or standing water.

F.Metal Cleaning

All cleaned metal surfaces are without deposits or tarnish, and with a uniformly bright appearance. Cleaner is removed from adjacent surfaces.

G.Glass Cleaning

Glass is clean when all glass surfaces are without streaks, film, deposits and stains, and have a uniformly bright appearance and adjacent surfaces have been wiped clean.

H.Wax Removal (Stripping)

Wax removal is accomplished when surfaces have all wax removed down to the flooring material, floor is left free of all dirt, stains, deposits, debris, cleaning solution and standing water and the floor has a uniform appearance when dry. Plain water rinse and pick-up must follow wax removal operation immediately.

I.Scrubbing

Scrubbing is satisfactorily performed when all surfaced are without embedded dirt, cleaning solution, film, debris, stains, and marks and standing water and floor has a uniformly clean appearance. A plain water rinse must follow the scrubbing process immediately.

J.Light Fixture Cleaning

Light fixtures are clean when all components including bulbs and tubes, are without insects, dirt, lint, film, and streaks. All lenses removed must be replaced immediately.

K.Wall Washing

After cleaning, the surfaces of all walls, ceilings, exposed pipes and equipment will have a uniformly clean appearance, free of dirt, stains, streaks, lint and cleaning marks. Painted surfaces must not be unduly damaged. Hard finished wainscot or glazed ceramic tile surfaces must be bright, free of film, streaks and deposits.

L.Buffing and Waxed Surfaces

All gloss, removal of surface dirt and have a uniform appearance.

M.Carpet Cleaning

Periodic cleaning of carpets shall be accomplished by steam cleaning or any other method now in use, or which may be developed in the future as directed by Owner.

EXHIBIT E

DEL MAR CORPORATE CENTRE III

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of ___________, 20 by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________, California ____________, certifies as follows:

1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.Base Rent became payable on ____________.

4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7.All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.

8.To Tenant’s current actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10.As of the date hereof, to Tenant’s current actual knowledge, there are no existing defenses or offsets, or, to Tenant’s current actual’ knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to execute this Estoppel Certificate on behalf of Tenant.

12.There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.
E-1

14.To Tenant’s current actual’ knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed on the ____ day of ___________, 20_ .

“Tenant”:

______________________________,
a _____________________________

By: ___________________________

Name: ________________________

Its: ___________________________

By: ___________________________

Name: ________________________

Its: ___________________________

E-2

EXHIBIT F

DEL MAR CORPORATE CENTRE III

FORM OF RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTIONS

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
1901 Avenue of the Stars, 18th Floor
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
______________________________________________________________________

RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the __ day of ________, 20___, by and between __________________ (“Landlord”), and ________________ (“Tenant”), with reference to the following facts:

A.Landlord and Tenant entered into that certain Office Lease dated _____, 20__ (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B.The Premises is located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (__) acres of real property located in the City of ____________, California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C.Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated ________________, 20___, in connection with the Project.

D.Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

1.Tenant's Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2.Miscellaneous.

2.1This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys' fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8Time is of the essence of this Agreement.

2.9 Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:
_________________________,
a ________________________

By: ________________________________

Its: __________________________

“Tenant”:
_________________________,
a ________________________

By: ________________________________
Its: __________________________

By: ________________________________
Its: __________________________

EXHIBIT G

DEL MAR CORPORATE CENTRE III

EXTENSION OPTIONS

1.Option Right. Upon the proper exercise of any Option to Extend, the Lease Term shall be extended for the applicable Option Term. The rights contained in this Exhibit G shall terminate upon Original Tenant's Transfer of this Lease, if at all, to any entity other than a Permitted Transferee. Tenant's may not exercise any Extension Option if, at the time of Tenant's delivery of the Exercise Notice (as defined below), or, at Landlord's option, as of the commencement of the Option Term, Tenant is then in default under this Lease (beyond the applicable notice and cure period).

2.Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent”, as derived from an analysis of the “Net Equivalent Lease Rates” of the “Comparable Transactions” (as defined below). The “Market Rent” shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the Tenant’s exercise of the Extension Option, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises (excluding from consideration the Improvements, and any improvements installed by Tenant at Tenant's sole cost and expense) containing a square footage not less than 100,000 rentable square feet for a term comparable to the Option Term, in an arm's-length transaction, which comparable space is located in the Project or in Comparable Buildings (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall take into consideration only the following terms and concessions (and that such concessions that are not being provided to Tenant during the Option Term): (i) the rental rate and escalations, (ii) the amount of parking rent per parking pass paid, if any, (iii) operating expense and tax protection granted, such as a base year or expense stop, but the base rent for each Comparable Transaction shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction; (iv) rental abatement concessions, if any, being granted such tenants, (v) any “Renewal Allowance,” as defined herein below, to be provided by Landlord in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to (A) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction. In no event shall the Market Rent be less than the Rent in effect for the immediately preceding Term.

2.1Comparable Buildings. The term “Comparable Buildings” shall mean first-class multi-tenant occupancy office/life science buildings which are comparable to the Project in terms of age (based upon the date of completion of construction or major renovation), institutional ownership, quality of construction, and size and are located in the Del Mar Heights submarket, the University Town Center submarket, and area which is the “Highway 56 Corridor.” The “Highway 56 Corridor” shall be the area containing Comparable Buildings which have reasonably comparable freeway access along Highway 56 from one Mile West of I-5 to one mile East of I-15.

2.2Adjustments to Market Rent. The Market Rent in Comparable Transactions, when compared to the Market Rent for the Premises, shall be adjusted for the following factors (to the extent such factors normally affect the rent received by the landlord of the Comparable Buildings) to reflect the existence or non-existence of such factors: (i) the stated size of the Premises based upon the standards of measurement to be utilized during the Option Term, as compared to the standards of measurement utilized during the Comparable Transactions; (ii) any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term; (iii) rights granted to Tenant for exterior signage, and reserved or VIP parking, as compared to such rights, if any, granted to the tenants in Comparable Transactions; and (iv) the differences between the Building and the Comparable Buildings in terms of: (a) level of LEED certification; (b) raised floor base building systems; (c) proximity to freeway entrances and exits; (d) exterior amenity areas; and (e) amount and type of parking available.

2.3Net Equivalent Lease Rate. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a net equivalent lease rate for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

2.3.1The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

2.3.2Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

2.3.3The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

2.3.4From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

2.3.5The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

2.3.6Once the Net Equivalent Lease Rate is calculated for a particular Comparable Transaction, such Net Equivalent Lease Rate can be adjusted if and to the extent that the operating expenses and tax expenses that are the direct (payable directly by tenant) or indirect (payable as a reimbursement by the tenant to the Landlord) obligations of the tenant as though there is no base year or expense stop protection (collectively, the “Expenses”) in connection with a Comparable Transaction are less than or greater than the Expenses payable by Tenant under the Lease during the applicable Option Term, so that the Market Rent to be determined pursuant to this Exhibit G will reflect whether, if at all, the Expenses payable by Tenant are greater than or less than the Expenses payable by the tenant of a Comparable Transaction.

2.3.7Once the Net Equivalent Lease Rate is calculated, if the term of a Comparable Transaction is greater than or less than the applicable Option Term, the Net Equivalent Lease Rate will be adjusted to take into account whether or not, based on current market transactions and conditions, the concessions (i.e., tenant improvement allowances and free rent) in the Market Rent should be increased or decreased because of such difference in term, so that the Market Rent will reflect the appropriate level of concessions based on an adjustment of the level of concessions in the Comparable Transactions. For example, if a Comparable Transaction is for an six year term, and the Option Term is for five years, then an adjustment can be made to increase the concessions in the Comparable Transaction to equate such transaction to an five year term, if such adjustment is warranted by market transactions and conditions.

2.3.8The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a “NNN” lease rate applicable to each year of the Option Term.

2.4Renewal Allowance. Notwithstanding anything to the contrary set forth in this Exhibit G, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “Renewal Allowance”), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

3.Exercise of Extension Option. The Extension Option(s) shall be exercised by Tenant, if at all, only in the following manner. Tenant shall deliver written notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the then-scheduled expiration of the Lease Term, stating that Tenant is irrevocably exercising the applicable Extension Option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Option Rent (the “Tenant's Option Rent Calculation”), failing which Tenant's Exercise Notice shall be null and void. Landlord shall deliver notice (“Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord's receipt of a valid Exercise Notice, stating that Landlord is (i) accepting Tenant's Option Rent Calculation, or (ii) rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Option Rent (the “Landlord's Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept or reject the Option Rent contained in the Landlord's Option Rent Calculation. If Tenant does not affirmatively reject the Option Rent specified in the Landlord's Option Rent Calculation in writing within such ten (10) business day period, Tenant shall be deemed to have accepted Landlord's Option Rent Calculation as the Option Rent for the Option Term. However, if Tenant affirmatively rejects Landlord's Option Rent Calculation in writing within such time period, then the Option Rent shall be determined in accordance with the procedures and terms set forth in Section 4 below.

4.Determination of Market Rent. In the event Tenant validly rejects Landlord's Option Rent Calculation, then Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts; provided, however, if they fail to reach agreement upon the Option Rent on or before the date that is ninety (90) days prior to the then-scheduled expiration of the Lease Term (the “Outside Agreement Date”), then each party shall make a separate, binding, determination of the Option Rent (each, a “Submitted Option Rent”), within five (5) business days following the Outside Agreement Date, and such Submitted Option Rents shall be submitted to arbitration as described below. The failure of Tenant or Landlord to submit a Submitted Option Rent within such five (5) business day period shall conclusively be deemed to be such party's approval of the Submitted Option Rent submitted by the other party.

4.1Neutral Arbitrator. Within fifteen (15) days after the Outside Agreement Date Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker, or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of Comparable Buildings. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.” The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator who shall by profession be an MAI appraiser, real estate broker, or real estate lawyer (a “Neutral Arbitrator”) who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of Comparable Buildings, except that (i) neither the Landlord or Tenant may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment, and (iii) each party may require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant.

4.3Arbitration Agreement. The Neutral Arbitrator shall be retained via an arbitration agreement (the “Arbitration Agreement”) jointly prepared by Landlord's counsel and Tenant's counsel, which Arbitration Agreement shall set forth the following: (i) an agreement to by the Neutral Arbitrator to undertake the arbitration and render a decision in accordance with the TCCs of this Lease, as modified by the Arbitration Agreement; (ii) rights for Landlord and Tenant to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Market Rent (the “Briefs”); (iii) rights for each party to provide the Neutral Arbitrator (with a copy to the other party), within five (5) days of submittal of Briefs with a written rebuttal to the other party's Brief (the “Rebuttals”); provided, however, such Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted; (iv) the date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator; (v) that no discovery or independent investigation shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant, and the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions; and (vi) rights for each party to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours and up to two (2) additional hours to present additional arguments and/or to rebut the arguments of the other party.

4.4Neutral Arbitrator Ruling. Not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord's or Tenant's Submitted Market Rent is closer to the actual Market Rent. The Submitted Market Rent that is determined by the Neutral Arbitrator to be closer to the actual Market Rent shall then become the applicable Option Rent. The Ruling shall be binding on Landlord and Tenant. In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, then in effect for the Premises; provided that such amount shall not be lower than the Option Rent that was Tenant's Submitted Option Rent nor higher than Landlord's Submitted Option Rent. The payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party within thirty (30) calendar days after the Option Rent has finally been determined.

EXHIBIT H

DEL MAR CORPORATE CENTRE III

BUILDING SPECIFICATIONS

Electrical Specs

Current electrical is 2,500 AMPS. Floors 1-5 are currently on 1 meter.

HVAC Specs

•(1) Dule Cell BAC Cooling Tower 650 Ton

•(2) McQuay Centrifugal Chillers 274 Ton each

•(1) Air Handler with (2) Supply fan supplying 115,000 CFM each

•(2) Hot Water Closed Loop Boilers providing 2070 MBH each

•(220) VAV boxes throughout 1st – 6th floor

H-1

EXHIBIT I

DEL MAR CORPORATE CENTRE III

TENANT'S MONUMENT SIGN

I-1

EXHIBIT J-1

DEL MAR CORPORATE CENTRE III

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank
acceptable to the Landlord)

FAX NO. [(___) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]

DATE OF ISSUE: ________________________

BENEFICIARY: Kilroy Realty, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department Fax: (310) 481-6530	APPLICANT: [Insert Applicant Name And Address]

LETTER OF CREDIT NO. _________________

EXPIRATION DATE: ____________AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant's Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1.THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2.BENEFICIARY'S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord's Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”
OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE
“LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF ___(120 days from the Lease Expiration Date)___.

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY'S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE'S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________.”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (___) ___-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, ___(Expiration Date)___.

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT J-2

DEL MAR CORPORATE CENTRE III

APPROVED LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER: _______________
APPLICANT REFERENCE NUMBER:

ISSUING BANK
Bank of America
__________________
__________________

APPLICANT
TANDEM DIABETES CARE, INC.
11075 Roselle Street
San Diego, CA 92121

BENEFICIARY
KILROY REALTY, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064

AMOUNT
NOT EXCEEDING USD4,864,348.28
NOT EXCEEDING FOUR MILLION EIGHT HUNDRED SIXTY FOUR THOUSAND AND THREE HUNDRED FORTY EIGHT AND 28/100 US DOLLARS

EXPIRATION ______________ AT OUR COUNTERS

LADIES & GENTLEMEN:

WE HEREBY ISSUE THIS IRREVOCABLE LETTER OF CREDIT NO. ______ AND AUTHORIZE YOU TO DRAW ON US AT SIGHT THE AGGREGATE AMOUNT OF USD4,864,348.28 (FOUR MILLION EIGHT HUNDRED SIXTY FOUR THOUSAND AND THREE HUNDRED FORTY EIGHT AND 28/100 US DOLLARS) PAYMENT AGAINST PRESENTATION OF YOUR DRAFTS AT SIGHT MARKED “DRAWN UNDER BANK OF AMERICA, N.A. IRREVOCABLE LETTER OF CREDIT NO. ______ ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

2.BENEFICIARY'S STATEMENT SIGNED BY AN AUTHORIZED OFFICER THAT CONTAINS ONE OF THE FOLLOWING STATEMENTS :

“WE HEREBY CERTIFY THAT APPLICANT OWES THE DRAFT AMOUNT UNDER THE TERMS OF THAT CERTAIN LEASE DATED __________________ . WE HAVE PROVIDED ANY NOTICE TO APPLICANT UNDER THE TERMS OF THE LEASE AND ANY GRACE OR CURE PERIOD APPLICABLE TO THE PAYMENT OF SUCH AMOUNT HAS EXPIRED UNDER THE LEASE.”

OR

“WE HEREBY CERTIFY THAT APPLICANT HAS FILED A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR ANY STATE BANKRUPTCY CODE.”

OR

“WE HEREBY CERTIFY THAT AN INVOLUNTARY PETITION HAS BEEN FILED AGAINST APPLICANT UNDER THE BANKRUPTCY CODE AND WAS NOT DISMISSED WITHIN THIRTY (30) DAYS.”

OR

“WE HEREBY CERTIFY THAT BANK OF AMERICA, N.A. HAS NOTIFIED US THAT THE LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE OF THE LETTER OF CREDIT AND APPLICANT HAS NOT REPLACED THE LETTER OF CREDIT WITHIN THIRTY (30) DAYS PRIOR TO SUCH EXPIRATION DATE OF THE LETTER OF CREDIT UNDER THE TERMS OF THE LEASE.”

THIS LETTER OF CREDIT WILL BE REDUCED AUTOMATICALLY WITHOUT AMENDMENT UPON OUR RECEIPT FROM THE BENEFICIARY OF A SIGNED STATEMENT STATING THAT THE REDUCTION IS PERMITTED UNDER THE LEASE AND AUTHORIZING BANK OF AMERICA, N.A. TO REDUCE THE LETTER OF CREDIT BY USD2,432,174.14 (TWO MILLION FOUR HUNDRED THIRTY-TWO THOUSAND ONE HUNDRED SEVENTY-FOUR AND 14/100 US DOLLARS)

THIS LETTER OF CREDIT SHALL EXPIRE ON __________, AND SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, BUT IN NO EVENT LATER THAN ____________, UNLESS, AT LEAST 60 DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS, THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE .

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HERE UNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590. SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION. SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.

WE HEREBY ENGAGE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BY DULY HONORED UPON PRESENTATION TO US AT ______________________________, ATTN: _________________ ON OR BEFORE THE EXPIRATION DATE AS SPECIFIED HEREIN.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.